EXHIBIT 10.41

                                                                  EXECUTION COPY







                                  $100,000,000

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                   dated as of

                                January 28, 2004

                                      among

                       CADMUS COMMUNICATIONS CORPORATION,

                            The LENDERS Party Hereto,

                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                             as Administrative Agent

                         WACHOVIA CAPITAL MARKETS, LLC,
                               as Co-Lead Arranger

                             BANK OF AMERICA, N.A.,
                             as Co-Lead Arranger and
                                Syndication Agent

                                       and

                                  BNP PARIBAS,
                                ING CAPITAL LLC,
                                       and
                         THE ROYAL BANK OF SCOTLAND PLC,
                           as Co-Documentation Agents


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                                                  TABLE OF CONTENTS
                                                                                                               Page
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
Article I  DEFINITIONS............................................................................................1
         Section 1.01.        Definitions.........................................................................1
         Section 1.02.        Accounting Terms and Determinations................................................23
         Section 1.03.        Use of Defined Terms...............................................................24
         Section 1.04.        Terms Generally....................................................................24
         Section 1.05.        Effectiveness of Euro Provisions...................................................24
         Section 1.06.        Currencies; Currency Equivalents...................................................24

Article II  THE CREDITS..........................................................................................24
         Section 2.01.        Commitments to Lend................................................................24
         Section 2.02.        Method of Borrowing Revolving Credit Loans.........................................25
         Section 2.03.        Notes..............................................................................27
         Section 2.04.        Maturity of Revolving Credit Loans.................................................28
         Section 2.05.        Interest Rates.....................................................................29
         Section 2.06.        Fees...............................................................................32
         Section 2.07.        Optional Termination or Reduction of Revolving Credit
                              Commitments........................................................................33
         Section 2.08.        Mandatory Reduction and Termination of Commitments.................................33
         Section 2.09.        Optional Prepayments of Revolving Credit Loans.....................................35
         Section 2.10.        Mandatory Prepayments..............................................................36
         Section 2.11.        General Provisions as to Payments..................................................36
         Section 2.12.        Computation of Interest and Fees...................................................40
         Section 2.13.        Redenomination of Alternate Currency Loans.........................................40
         Section 2.14.        Swing Line Loans...................................................................41

Article III  LETTER OF CREDIT FACILITY...........................................................................43
         Section 3.01.        Obligation to Issue................................................................43
         Section 3.02.        Types and Amounts..................................................................43
         Section 3.03.        Conditions.........................................................................43
         Section 3.04.        Issuance of Letters of Credit......................................................43
         Section 3.05.        Reimbursement Obligations; Duties of the Issuing Lender............................44
         Section 3.06.        Participations.....................................................................45
         Section 3.07.        Payment of Reimbursement Obligations...............................................47
         Section 3.08.        Compensation for Letters of Credit and Issuing Bank Reporting Requirements.........48
         Section 3.09.        Indemnification; Exoneration.......................................................48

Article IV  CONDITIONS TO BORROWINGS.............................................................................49
         Section 4.01.        Conditions to Closing..............................................................49
         Section 4.02.        Conditions to All Borrowings.......................................................53

Article V  REPRESENTATIONS AND WARRANTIES........................................................................54
         Section 5.01.        Corporate Existence and Power......................................................54
         Section 5.02.        Corporate and Governmental Authorization; No Contravention.........................54

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         Section 5.03.        Binding Effect.....................................................................54
         Section 5.04.        Financial Information..............................................................54
         Section 5.05.        Litigation.........................................................................55
         Section 5.06.        Compliance with ERISA..............................................................55
         Section 5.07.        Taxes..............................................................................55
         Section 5.08.        Subsidiaries.......................................................................56
         Section 5.09.        Not an Investment Company..........................................................56
         Section 5.10.        Public Utility Holding Company Act.................................................56
         Section 5.11.        Ownership of Property; Liens; Collateral, Etc......................................56
         Section 5.12.        No Default.........................................................................57
         Section 5.13.        Full Disclosure....................................................................57
         Section 5.14.        Environmental Matters..............................................................58
         Section 5.15.        Compliance with Laws...............................................................58
         Section 5.16.        Capital Stock......................................................................58
         Section 5.17.        Margin Stock.......................................................................58
         Section 5.18.        Insolvency.........................................................................59
         Section 5.19.        Subordinated Debt Documents and Seller Securities..................................59

Article VI  COVENANTS............................................................................................60
         Section 6.01.        Information........................................................................60
         Section 6.02.        Inspection of Property, Books and Records..........................................62
         Section 6.03.        Maximum Total Leverage Ratio.......................................................62
         Section 6.04.        Maximum Senior Leverage Ratio......................................................62
         Section 6.05.        Minimum Consolidated Net Worth.....................................................62
         Section 6.06.        Fixed Charge Coverage..............................................................63
         Section 6.07.        Loans or Advances..................................................................63
         Section 6.08.        Investments........................................................................63
         Section 6.09.        Negative Pledge....................................................................64
         Section 6.10.        Limitation on Senior Debt..........................................................64
         Section 6.11.        Maintenance of Existence...........................................................64
         Section 6.12.        Dissolution........................................................................64
         Section 6.13.        Consolidations, Mergers and Sales of Assets........................................65
         Section 6.14.        Use of Proceeds....................................................................65
         Section 6.15.        Compliance with Laws; Payment of Taxes; Compliance with Multiemployer Plans........66
         Section 6.16.        Insurance..........................................................................66
         Section 6.17.        Change in Fiscal Year..............................................................68
         Section 6.18.        Maintenance of Property............................................................68
         Section 6.19.        Environmental Notices..............................................................68
         Section 6.20.        Environmental Matters..............................................................68
         Section 6.21.        Environmental Release..............................................................68
         Section 6.22.        Transactions with Affiliates.......................................................68
         Section 6.23.        Subsidiaries.......................................................................69
         Section 6.24.        Acquisitions.......................................................................70
         Section 6.25.        Subordinated Debt, Subordinated Debt Documents and Seller
                               Securities........................................................................71
         Section 6.26.        Limitation on Sale/Leaseback Transactions and Securitizations......................72

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         Section 6.27.        No Restrictive Agreement...........................................................72
         Section 6.28.        Casualty and Condemnation..........................................................72
         Section 6.29.        Restricted Payments................................................................73

Article VII  DEFAULTS............................................................................................73
         Section 7.01.        Events of Default..................................................................73
         Section 7.02.        Notice of Default..................................................................76

Article VIII  AGENCY.............................................................................................77
         Section 8.01.        Appointment and Authority..........................................................77
         Section 8.02.        Rights as a Lender.................................................................77
         Section 8.03.        Exculpatory Provisions.............................................................77
         Section 8.04.        Reliance by Administrative Agent...................................................78
         Section 8.05.        Delegation of Duties...............................................................78
         Section 8.06.        Resignation of Administrative Agent................................................79
         Section 8.07.        Non-Reliance on Administrative Agent and Other Lenders.............................79
         Section 8.08.        No Other Duties, etc...............................................................79

Article IX  CHANGE IN CIRCUMSTANCES; COMPENSATION................................................................80
         Section 9.01.        Basis for Determining Interest Rate Inadequate or Unfair...........................80
         Section 9.02.        Illegality.........................................................................80
         Section 9.03.        Increased Costs....................................................................81
         Section 9.04.        Exchange Indemnification...........................................................82
         Section 9.05.        Regulatory Limitation..............................................................83
         Section 9.06.        Base Rate Loans Substituted for Eurocurrency Loans.................................83
         Section 9.07.        Compensation.......................................................................83
         Section 9.08.        Designation of a Different Lending Office..........................................84
         Section 9.09.        Replacement of Lenders.............................................................84

Article X  MISCELLANEOUS.........................................................................................85
         Section 10.01.       Notices; Effectiveness; Electronic Communication...................................85
         Section 10.02.       No Waivers.........................................................................86
         Section 10.03.       Expenses; Indemnity; Damage Waiver.................................................87
         Section 10.04.       Set-Offs; Sharing of Set-Offs......................................................88
         Section 10.05.       Amendments and Waivers.............................................................89
         Section 10.06.       Margin Stock Collateral............................................................91
         Section 10.07.       Successors and Assigns.............................................................91
         Section 10.08.       Treatment of Certain Information; Confidentiality..................................94
         Section 10.09.       Representation by Lenders..........................................................95
         Section 10.10.       Obligations Several................................................................95
         Section 10.11.       Survival of Certain Obligations....................................................95
         Section 10.12.       Governing Law; Arbitration; Waiver of Jury Trial, Etc..............................95
         Section 10.13.       Severability.......................................................................97
         Section 10.14.       Judgment Currency..................................................................97
         Section 10.15.       Interest...........................................................................97
         Section 10.16.       Interpretation.....................................................................97
         Section 10.17.       Counterparts; Integration; Effectiveness; Electronic Execution.....................98

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Article XI  AMENDMENT AND RESTATEMENT............................................................................98
         Section 11.01.       Interrelationship with the Existing Credit Agreement...............................98
         Section 11.02.       Confirmation of Existing Obligations...............................................99


Schedules
---------

Schedule 1.01(a)  Letters of Credit
Schedule 101(b)   Mortgages
Schedule 1.01(c)  Obligations
Schedule 1.01(d)  Revolving Credit Commitments
Schedule 1.01(e)  Mandatory Costs
Schedule 5.04(b)  Material Adverse Effect
Schedule 5.05     Material Litigation
Schedule 5.08     Existing Subsidiaries
Schedule 5.11     Property
Schedule 5.14     Disclosure of Environmental Liabilities
Schedule 6.09     Liens
Schedule 6.10     Consolidated Senior Debt


Exhibits
--------

EXHIBIT A         Revolving Credit Note
EXHIBIT B         Form of Opinion of Counsel for the Loan Parties
EXHIBIT C         Form of Opinion of Local Counsel for the Loan Parties
EXHIBIT D         [RESERVED]
EXHIBIT E         Closing Certificate
EXHIBIT F         Secretary's Certificate
EXHIBIT G         Form of Compliance Certificate
EXHIBIT H         Assignment and Assumption
EXHIBIT I         Notice of Borrowing
EXHIBIT J         Guaranty Agreement
EXHIBIT K         Indemnity, Subrogation and Contribution Agreement
EXHIBIT L         U.S. Pledge Agreement
EXHIBIT M         Collateral Agency and Intercreditor Agreement
EXHIBIT N         Swing Line Note
EXHIBIT O         Swing Line Loan Request
EXHIBIT P         Form of Notice in Respect of Issuance of Letters of Credit
EXHIBIT Q         Borrower Security Agreement
EXHIBIT R         Form of Mortgage
EXHIBIT S         Subsidiary Security Agreement
EXHIBIT T         Indian Pledge Agreement

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

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 28, 2004 among CADMUS COMMUNICATIONS CORPORATION, the LENDERS party hereto, BANK OF AMERICA, N.A., as Syndication Agent, BNP PARIBAS, ING CAPITAL LLC, and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent.

                  The Borrower, Wachovia Bank, National Association, as Administrative Agent and a Bank, and the Banks listed therein entered into a certain Amended and Restated Credit Agreement dated as of June 21, 2001 (as previously amended, the "Existing Credit Agreement").

                  The Borrower has requested that the Existing Credit Agreement be amended and restated to make changes as the parties hereunder deem appropriate.

                  The parties hereto agree that the Existing Credit Agreement shall be amended and restated in its entirety, effective as of the Effective Date, as follows:

                                   Article I

                                   DEFINITIONS

                  Section 1.01. Definitions. The terms as defined in this
Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

                  "Acquisition" means an acquisition by the Borrower or any of its Subsidiaries (in a single transaction or in a series of transactions), directly or indirectly, of (i) all or substantially all of the assets or stock of any other Person, (ii) a business line or segment of any other Person, or
(iii) control of any other Person.

                  "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

                  "Adjustment Amount" means, for any period, the following amounts to the extent such Fiscal Quarters are included in such period: (i) for the Fiscal Quarter ending December 31, 2002, $8,921,000; (ii) for the Fiscal Quarter ending March 31, 2003, $1,130,000; and (iii) for the Fiscal Quarter ending June 30, 2003, $1,964,000.

                  "Administrative Agent" means Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America, in its capacity as agent for the Lenders hereunder, and its successors and permitted assigns in such capacity.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Administrative Agent's Letter Agreement" means, collectively, the two (2) letter agreements, dated as of November 20, 2003 among the Borrower, the Administrative Agent and the Arranger relating to the engagement of the Administrative Agent and the Arranger in connection with this Agreement and certain fees from time to time payable by the Borrower to the Administrative Agent and the Arranger, as such letter agreements shall be modified, amended, supplemented or restated and in effect from time to time.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Agreement" means this Second Amended and Restated Credit Agreement, together with all amendments and supplements hereto.

                  "Alternate Currency" means, at any time, any of (i) the Euro,
(ii) the Pound Sterling and (iii) with the prior written consent of the Administrative Agent and each Lender, any other Currency other than Dollars, provided that, at such time, (a) such Currency is dealt with in the London interbank deposit market, (b) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market, and (c) no central bank or other governmental authorization in the country of issue of such Currency is required to permit use of such Currency by any Lender for making any Loan and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon (unless such authorization has been obtained and is in full force and effect).

                  "Alternate Currency Commitment" means with respect to all Lenders, an aggregate principal amount at any one time outstanding, not exceeding $25,000,000 (as such amount may be reduced from time to time pursuant to Sections 2.07 and 2.08) provided that the aggregate principal amount of all Alternate Currency Loans, together with the aggregate outstanding principal amount of all Revolving Credit Loans denominated in Dollars, Swing Line Loans and Letter of Credit Obligations, at any one time outstanding shall not at any one time exceed the aggregate amount of the Revolving Credit Commitments of all the Lenders at such time.

                  "Alternate Currency Equivalent" means, with respect to any amount in Dollars, the amount of any Alternate Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term "Dollar Equivalent", as determined by the Administrative Agent.

                  "Alternate Currency Loan" means Eurocurrency Loans denominated in an Alternate Currency.

                  "Applicable Commitment Fee Rate" has the meaning set forth in
Section 2.06(a).

                  "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

                  "Applicable Margin" has the meaning set forth in Section 2.05(a).

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                  "Applicable Percentage" means with respect to any Lender, the percentage of the total Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

                  "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                  "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

                  "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

                  "Base Rate Borrowing" means a Revolving Credit Borrowing if the advances under such borrowing bear or are to bear interest calculated by reference to the Base Rate.

                  "Base Rate Loan" means Revolving Credit Loans and Swing Line Loans which bear or are to bear interest calculated by reference to the Base Rate.

                  "Borrower" means Cadmus Communications Corporation, a corporation incorporated under the laws of the Commonwealth of Virginia, and its successors and permitted assigns.

                  "Borrower Security Agreement" means the Amended and Restated Borrower Security Agreement dated as of even date herewith between the Borrower and the Collateral Agent, substantially in the form attached hereto as Exhibit Q, as modified, amended, supplemented or restated from time to time.

                  "Capital Expenditures" means, for any period, the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries (other than capitalized interest), as determined in accordance with GAAP.

                  "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

                  "Cash Equivalents" means: (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or

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any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million; (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

                  "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.ss.9601 et seq. and its implementing regulations and amendments.

                  "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

                  "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

                  "Closing Certificate" has the meaning set forth in Section 4.01(c).

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

                  "Collateral" means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

                  "Collateral Agency Agreement" means the Amended and Restated Collateral Agency Agreement dated as of even date herewith among the Collateral Agent, the Lenders, the Borrower, the Guarantors and the Pledgor Subsidiaries, substantially in the form attached hereto as Exhibit M.

                  "Collateral Agent" means Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America, in its capacity as collateral agent for the Secured Parties under the Security Documents, the Guaranty, and the Collateral Agency Agreement.

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                  "Commitment Fee Determination Date" has the meaning set forth in Section 2.06(a).

                  "Compliance Certificate" has the meaning set forth in Section 6.01(c).

                  "Consolidated EBITDA" means, for any period, the sum of (a) Consolidated Net Income for such period, (b) taxes on income of the Borrower and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period, (c) Consolidated Interest Expense for such period, (d) book depreciation expenses of the Borrower and its Consolidated Subsidiaries for such period, and (e) amortization of intangible assets of the Borrower and its Consolidated Subsidiaries for such period, all determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP. In determining Consolidated EBITDA for any period, (i) any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period, (ii) any amounts which would be included in a determination of Consolidated EBITDA for such period with respect to assets acquired during such period by the Borrower or any Consolidated Subsidiary shall be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by the Borrower or such Consolidated Subsidiary prior to the first day of such period, (iii) any Consolidated Subsidiary sold during such period by the Borrower or any other Consolidated Subsidiary shall be excluded as if it had not been a Consolidated Subsidiary at any time during such period, and (iv) any amounts which would be otherwise included in a determination of Consolidated EBITDA for such period with respect to assets sold or otherwise disposed of during such period by the Borrower or any Consolidated Subsidiary shall be excluded in the determination of Consolidated EBITDA for such period and the amount excluded shall be calculated as if such assets had been sold or otherwise disposed of by the Borrower or such Consolidated Subsidiary prior to the first day of such period.

                  "Consolidated Fixed Charges" for any period means the sum of
(i) Consolidated Interest Expense for such period, (ii) all scheduled principal payments due in respect of any Consolidated Total Debt for such period, (iii) Lease Expenses for such period, and (iv) cash Taxes paid or payable (net of any cash tax refunds) by the Borrower or any of its Consolidated Subsidiaries during such period.

                  "Consolidated Interest Expense" for any period means interest expensed in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period; provided that there shall be excluded from Consolidated Interest Expense any amount that would otherwise be included therein with respect to the non-cash amortization of deferred financing costs.

                  "Consolidated Net Income" means, for any period, (i) the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period plus (ii) the Adjustment Amount for such period plus (iii) premiums paid and expensed during such period in connection with the refinancing of all or substantially all of the Senior Subordinated

Notes in a single transaction or series of transactions (to the extent financed by an increase in the principal amount of Subordinated Debt and/or up to $2,500,000 of Senior Debt) plus (iv) any written off deferred loan costs during such period in connection with the refinancing of all or substantially all of the Senior Subordinated Notes in a single transaction or series of transactions, but excluding (i) extraordinary items and (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

                  "Consolidated Net Worth" means, at any time, Stockholders' Equity.

                  "Consolidated Senior Debt" means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of such date, but excluding Subordinated Debt.

                  "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

                  "Consolidated Total Assets" means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

                  "Consolidated Total Debt" means, at any date, the Debt (including, without limitation, Subordinated Debt) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of such date.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

                  "Currency" means Dollars or any Alternate Currency.

                  "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

                  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

                  "Default Rate" means, with respect to any Revolving Credit Loan or Swing Line Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Eurocurrency Loan or Base Rate Loan hereunder (irrespective of whether any such type of loans are actually outstanding hereunder) and, with respect to the issuance or renewal of any Letter of Credit hereunder, the sum of 2% plus the Applicable Margin.

                  "Disposition" has the meaning set forth in Section 2.08(b)(2).

                  "Dollar Equivalent" means, with respect to any principal of or interest on any Loan made or continued, or to be made or continued, denominated in an Alternate Currency, the amount of Dollars that would be required to purchase the amount of the Alternate Currency of such principal or interest, based on the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 A.M. Charlotte, North Carolina time, two (2) Business Days before such Loan is made or continued or to be made or continued, (or as otherwise provided in (i) Section 2.10 or (ii) in the case of any redenomination under Section 2.13, on the date of such redenomination).

                  "Dollars" or "$" means dollars in lawful money of the United States of America.

                  "Domestic" means, as to any Person, a Person which is created or organized under the laws of the United States of America, any of its states or the District of Columbia.

                  "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina and New York, New York are authorized or required by law to close.

                  "Domestic Lending Office" means, as to each Lender, the office located at its address set forth on the Administrative Questionnaire as its Domestic Lending Office, or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

                  "EBITDA" means, for any period, the sum of (i) net income of such Person for such period; (ii) interest expense of such Person for such period, (iii) taxes on income of such Person for such period to the extent deducted in determining net income for such period, (iv) depreciation for such period and (v) amortization of intangible assets of such Person for such period. In determining EBITDA for any period, (a) any amounts which would be included in a determination of EBITDA for such period with respect to assets acquired during such period by such Person shall be included in the determination of EBITDA for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by such Person prior to the first day of such period, and (b) any amounts which would be otherwise included in a determination of EBITDA for such period with respect to assets sold or otherwise disposed of during such period by such Person shall be excluded in the determination of EBITDA for such period and the amount excluded shall be calculated as if such assets had been sold or otherwise disposed of by such Person prior to the first day of such period.

                  "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.05).

                  "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

                  "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

                  "EMU Legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

                  "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

                  "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

                  "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

                  "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

                  "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

                  "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

                  "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

                  "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law and the regulations promulgated and rulings issued thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

                  "Euro" means the single Currency of Participating Member States of the European Union.

                  "Eurocurrency Borrowing" means a Revolving Credit Borrowing denominated in any Currency if the advances under such borrowing bear or are to bear interest at a rate based upon the London Interbank Offered Rate.

                  "Eurocurrency Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

                  "Eurocurrency Lending Office" means, as to each Lender, the office located at its address set forth on the Administrative Questionnaire as its Eurocurrency Lending Office, or such other office as such Lender may hereafter designate as its Eurocurrency Lending Office by notice to the Borrower and the Administrative Agent.

                  "Eurocurrency Loan" means Revolving Credit Loans denominated in any Currency which bear or are to bear interest at a rate based upon the London Interbank Offered Rate.

                  "Eurocurrency Reserve Percentage" has the meaning set forth in
Section 2.05(c).

                  "Event of Default" has the meaning set forth in Section 7.01.

                  "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 9.09), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 2.11(g), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11(c).

                  "Executive Officer" means, with respect to any Person, the president, any vice president, the treasurer or the chief financial officer of such Person.

                  "Existing Credit Agreement" shall have the meaning set forth in the second paragraph of this Agreement.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia on such day on such transactions as determined by the Administrative Agent.

                  "Foreign Lending Office" means, as to each Lender, the office located at its address set forth on the Administrative Questionnaire as its Foreign Lending Office, or such other office as such Lender may hereafter designate as its Foreign Lending Office by notice to the Borrower and the Administrative Agent.

                  "Fiscal Quarter" means any fiscal quarter of the Borrower.

                  "Fiscal Year" means any fiscal year of the Borrower.

                  "Fixed Charge Coverage Ratio" means the ratio, measured as of the last day of each Fiscal Quarter, of (a) (i) the sum of Consolidated EBITDA plus (ii) Lease Expenses, minus (iii) Capital Expenditures minus (iv) the aggregate amount of cash dividends made by the Borrower, each for the Fiscal

Quarter then ended and the immediately preceding three Fiscal Quarters, to (b) Consolidated Fixed Charges for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters.

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "Foreign Subsidiary" means any Subsidiary organized under the laws of any country other than the United States of America, or state thereof, which (if such Subsidiary were to become Guarantor hereunder) the Borrower and the Administrative Agent have determined would either result in adverse tax consequences under Section 956 of the Code or would contravene any applicable law, rule or regulation.

                  "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

                  "Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

                  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Guarantors" means the Subsidiaries (other than Foreign Subsidiaries and Non-Operating Subsidiaries) from time to time party to the Guaranty.

                  "Guaranty" means the Amended and Restated Guaranty Agreement executed by each of the Guarantors substantially in the form of Exhibit J hereto, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed, extended or restated from time to time.

                  "Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. ss.6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any "hazardous substance", "pollutant" or "contaminant", as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof,
(d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

                  "Indemnified Taxes" means Taxes other than Excluded Taxes.

                  "Indemnity, Subrogation and Contribution Agreement" means the Amended and Restated Indemnity, Subrogation and Contribution Agreement to be entered into among the Borrower, the Guarantors, the Pledgor Subsidiaries and the Collateral Agent, substantially in the form attached hereto as Exhibit K, as modified, amended, supplemented or restated from time to time.

                  "Indian Pledge Agreement" means the Amended and Restated Indian Pledge Agreement dated as of even date herewith executed by Cadmus KnowledgeWorks International Ltd. In favor of the Collateral Agent, for the ratable benefit of the Lenders, substantially in the form attached hereto as Exhibit T, as modified, amended, supplemented or restated from time to time.

                  "Interest Period" means: (1) with respect to each Eurocurrency Borrowing, the period commencing on the date of such borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

                  (a) any Interest Period (subject to clause (c) below) which would otherwise end on a day which is not a Eurocurrency Business Day shall be extended to the next succeeding Eurocurrency Business Day unless such Eurocurrency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurocurrency Business Day;

                  (b) any Interest Period which begins on the last Eurocurrency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Eurocurrency Business Day of the appropriate subsequent calendar month; and

                  (c) any Interest Period applicable to a Revolving Credit Loan which begins before the Revolving Credit Maturity Date and would otherwise end after the Revolving Credit Maturity Date shall end on the Revolving Credit Maturity Date; and

         (2) with respect to each Base Rate Borrowing, the period commencing on the date of such borrowing and ending 30 days thereafter; provided that:

                  (a) any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

                  (b) any Interest Period applicable to a Revolving Credit Loan which begins before the Revolving Credit Maturity Date and would otherwise end after the Revolving Credit Maturity Date shall end on the Revolving Credit Maturity Date.

                  "Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

                  "Issuing Bank" means Wachovia, in its capacity as issuer of Letters of Credit hereunder, or such other Lender as the Borrower may from time to time select as the Issuing Bank hereunder pursuant to Article III.

                  "Lease Expenses" means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto.

                  "Lender" means each financial institution listed on the signature pages hereof as having a Revolving Credit Commitment, and its successors and assigns.

                  "Letter of Credit" means a letter of credit issued by the Issuing Bank for the account of the Borrower or any Loan Party pursuant to
Article III or listed on Schedule 1.01(a) hereto. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

                  "Letter of Credit Application Agreement" means, with respect to a Letter of Credit, such form of application therefor (whether in a single or several documents) as the Issuing Bank may employ in the ordinary course of business for its own account, with such modifications thereto as may by agreed upon by the Issuing Bank and the Borrower and are not materially adverse to the interests of the Lenders; provided, however, that in the event of any conflict between the terms of any Letter of Credit Application Agreement and this Agreement, the terms of this Agreement shall control.

                  "Letter of Credit Fee" has the meaning set forth in Section 3.08.

                  "Letter of Credit Obligations" means, at any particular time, without duplication, the sum of (a) the Reimbursement Obligations at such time,
(b) the aggregate maximum amount available for drawing under the Letters of Credit at such time and (c) the aggregate maximum amount available for drawing under Letters of Credit the issuance of which has been authorized by the Issuing Bank but which have not yet been issued.

                  "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                  "Loans" means each of the Revolving Credit Loans and the Swing Line Loans.

                  "Loan Documents" means this Agreement, the Notes (if any), the Guaranty, the Security Documents, the Indemnity, Subrogation and Contribution Agreement, the Collateral Agency Agreement, any other document evidencing, relating to or securing the Swing Line Loans, the Revolving Credit Loans or the Letters of Credit, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes (if any), the Guaranty, the Security Documents, the Indemnity, Subrogation and Contribution Agreement, the Collateral Agency Agreement, the Swing Line Loans, the Revolving Credit Loans or the Letters of Credit, as such documents and instruments may be amended or supplemented from time to time.

                  "Loan Parties" means collectively the Borrower and each Subsidiary of the Borrower that is now or hereafter a party to any of the Loan Documents.

                  "London Interbank Offered Rate" has the meaning set forth in
Section 2.05(c).

                  "Mack/Seller Promissory Notes" means the three (3) 11.5% Subordinated Promissory Notes due March 31, 2010 (to the extent such notes have been or may be amended in a manner permitted by this Agreement, as so amended) issued by the Borrower in a principal amount not to exceed $6,415,000.

                  "Mandatory Costs" means, with respect to any Lender, the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01(e).

                  "Margin Stock" means "margin stock" as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                  "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of
(a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or
(c) the legality, validity or enforceability of this Agreement, any Note, the Guaranty or the Security Documents.

                  "Moody's" means Moody's Investors Service, Inc., and its successors and assigns.

                  "Mortgages" means, collectively, the amended and restated mortgages, deeds of trust and deeds to secure debt listed on Schedule 1.01(b) hereto, which shall be substantially in the form attached hereto as Exhibit R, with such changes as shall be required to conform such Mortgage to the applicable laws and customary practices of the state in which such Mortgage is to be recorded.

                  "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

                  "Net Disposition Proceeds" means the aggregate proceeds received by the Borrower or a Subsidiary, in cash or any Cash Equivalent (including payments in respect of deferred payment obligations when received in form of cash or Cash Equivalents), upon the sale or other disposition of any property (whether real, personal, mixed, tangible or intangible, including any Stock) to a Person other than the Borrower or a Consolidated Subsidiary, after deducting from the amount of such proceeds the sum of:

                  (a)all reasonable costs and expenses of such sale or disposition;

                  (b) all amounts actually set aside as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such sale or disposition; provided that to the extent any amounts set aside as reserves are not used to pay indemnification obligations and such reserves are no longer required, an amount equal to such reserves shall be Net Disposition Proceeds;

                  (c) all taxes actually paid or payable by the Borrower or such Subsidiary as a result of gain recognized in connection with the sale or disposition of such property; provided that to the extent that any such taxes paid or payable are refunded or are no longer payable, as the case may be, an amount equal to such taxes shall be Net Disposition Proceeds; and

                  (d) amounts payable to holders of Permitted Liens, if any;

provided, however: that if at any time any non-cash consideration received by the Borrower or any Subsidiary of the Borrower, as the case may be, in connection with any sale or disposition of any property is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute a disposition of assets hereunder and the Net Disposition Proceeds thereof shall be applied in accordance with this Agreement.

                  "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

                  "Net Proceeds of Capital Stock" means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), from a Person other than the Borrower or a Consolidated Subsidiary, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

                  "Net Proceeds of Debt" means any cash proceeds received by the Borrower or a Subsidiary in respect of the incurrence of Debt (other than Subordinated Debt and Debt permitted under Section 6.10, without giving effect to any amendment to or waiver of Section 6.10) of the Borrower or such Subsidiary, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Subsidiary directly in connection with the issuance of such Debt.

                  "Net Proceeds of Stock" means any cash proceeds received by the Borrower or a Subsidiary in respect of the private or public issuance of Stock of the Borrower or such Subsidiary, other than the issuance of Stock by a Consolidated Subsidiary to the extent such Stock is purchased by the Borrower or a Wholly Owned Subsidiary, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Subsidiary directly in connection with the issuance of such Stock.

                  "Non-Operating Subsidiary" means any non-operating, inactive Subsidiary without assets.

                  "Note" means the Swing Line Note or a Revolving Credit Note and "Notes" means the Swing Line Note and the Revolving Credit Notes or any or all of them, as the context shall require.

                  "Notice of Borrowing" has the meaning set forth in Section
2.02.

                  "Obligations" means the collective reference to all indebtedness, obligations and liabilities to the Lenders, the Swing Line Lender, the Issuing Bank, the Administrative Agent or the Collateral Agent existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties under this Agreement, or any other Loan Document or in connection with any interest rate protection agreements, foreign currency exchange agreements or other hedging agreements.

                  "Officer's Certificate" has the meaning set forth in Section 4.01(d).

                  "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                  "Participating Member State" means each state so described in any EMU Legislation.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Participant" has the meaning assigned to such term in clause
(d) of Section 10.07.

                  "Payment Date" means each March 31, June 30, September 30 and December 31.

                  "Permitted Acquisition" means an Acquisition if:

                           (A) the total cash consideration for such Acquisition does not exceed $15,000,000, and, when added to the aggregate cash consideration for all other Acquisitions from the Effective Date does not exceed $35,000,000;

                           (B) immediately after giving effect to such Acquisition, each of the Total Leverage Ratio and the Senior Leverage Ratio calculated on a pro forma basis shall be at least 0.25% less than the maximum Total Leverage Ratio and the maximum Senior Leverage Ratio permitted under Section 6.03 or 6.04, respectively;

                            (C) the Revolving Credit Availability is not less than $10,000,000;

                            (D) immediately prior to, immediately after giving effect to, or as a result of, any such Acquisition the Borrower certifies that (1) it is in pro forma compliance with Sections 6.03, 6.04, 6.05 and 6.06 and provides the Administrative Agent satisfactory (as determined in the sole discretion of the Administrative Agent) calculations demonstrating such compliance; and (2) no Default has occurred and is continuing;

                           (E) in the case of an Acquisition of any Person, such Person shall have pro forma earnings before interest, taxes, depreciation and amortization as determined in accordance with the definition of EBITDA (or as such definition is modified with the consent of the Administrative Agent) for the trailing twelve month period prior to such acquisition, or gaining control of, in an amount greater than $0; provided that the Borrower may make such an Acquisition of Persons who do not satisfy the foregoing EBITDA requirements if the aggregate cash consideration for such Acquisitions from the Effective Date does not exceed $5,000,000;

                            (F) such Acquisition is in the same or related lines of business as the Borrower, as determined in the sole discretion of the Administrative Agent; and

                           (G) in the case of Acquisition of shares of capital stock or other equity interests of any Person: (1) immediately after giving effect to such Acquisition (i) such Person is a Consolidated Subsidiary; (ii) the Borrower controls such Person directly or indirectly through a Subsidiary; and (2) such Acquisition is made on a negotiated basis with the approval of the Board of Directors (or equivalent body) of the Person to be acquired.

                  "Permitted Liens" means:

                   (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement and listed on Schedule 6.09;

                   (b) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition or completion of construction thereof;

                   (c) Liens securing Debt owing by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary;

                   (d) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

                   (e) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                   (f) Liens securing taxes, assessments or other similar governmental charges or levies which are not yet due and payable;

                   (g) Liens securing Obligations; and

                   (h) Liens not otherwise permitted by the foregoing clauses of this definition securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding, when combined with amounts outstanding under clause (a) above, not to exceed $5,000,000.

                  "Permitted Sale/Leaseback Transaction" means with respect to any Fiscal Year, one or more Sale/Leaseback Transactions entered into during such Fiscal Year provided the aggregate fair market value of the real and personal property subject to such transactions has an aggregate fair market value of $10,000,000 or less.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or
(ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

                  "Pledge Agreement" means the Amended and Restated Pledge Agreement dated as of even date herewith executed by the Borrower and the other Loan Parties party thereto in favor of the Collateral Agent, for the ratable benefit of the Lenders, substantially in the form attached hereto as Exhibit L, as modified, amended, supplemented or restated from time to time.

                  "Pledgor Subsidiary" has the meaning set forth in Section
6.23. Without limiting the terms of Section 6.23, on the Effective Date, the term Pledgor Subsidiaries includes: Cadmus Printing Group, Inc. and Mack Printing Company.

                  "Pounds Sterling" means the lawful money of England.

                  "Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

                  "Principal Financial Center" means, in the case of any Currency, the principal financial center of the country of issue of such Currency, as determined by the Administrative Agent.

                  "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

                  "Rate Determination Date" has the meaning set forth in Section 2.05(a).

                  "Redeemable Preferred Stock" of any Person means any preferred stock or equivalent issued by such Person which is at any time prior to the Revolving Credit Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

                  "Reimbursement Obligations" means the reimbursement or repayment obligations of the Borrower to the Issuing Bank pursuant to Section
3.05 with respect to Letters of Credit.

                  "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

                  "Reported Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

                  "Required Lenders" means Lenders having at least 50% of the aggregate amount of the sum of the Revolving Credit Commitments, or if the Revolving Credit Commitments are no longer in effect, Lenders holding at least

50% of the aggregate outstanding amount of the Loans and the Letter of Credit Obligations.

                  "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock); (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock; or (iii) any payment with respect to Subordinated Debt.

                  "Revolving Credit Availability" means, at any time, the amount by which the aggregate Revolving Credit Commitments of all Lenders at such time exceeds the sum of (i) the aggregate principal amount of all Revolving Credit Loans, plus (ii) the aggregate principal amount of all Swing Line Loans, plus
(iii) the aggregate amount of all Letter of Credit Obligations at such time.

                  "Revolving Credit Borrowing" means a borrowing under the Revolving Credit Commitments consisting of Revolving Credit Loans made to the Borrower at the same time by the Lenders pursuant to Article II. A Revolving Credit Borrowing is a "Eurocurrency Borrowing" if such Revolving Credit Loans are made as Eurocurrency Loans and a "Base Rate Borrowing" if such Revolving Credit Loans are made as Base Rate Loans.

                  "Revolving Credit Commitment" means with respect to each Lender, (i) the amount designated as the Revolving Credit Commitment set forth opposite the name of such Lender on Schedule 1.01(d), or (ii) as to any Lender which enters into an Assignment and Assumption (whether as transferor Lender or as Eligible Assignee thereunder), the amount of such Lender's Revolving Credit Commitment after giving effect to such Assignment and Assumption, in each case as such amount may be reduced from time to time pursuant to Sections 2.07 and 2.08.

                  "Revolving Credit Loan" means a Base Rate Loan or a Eurocurrency Loan made pursuant to Section 2.01 under the Revolving Credit Commitment, and Revolving Credit Loans means Base Rate Loans or Eurocurrency Loans made pursuant to Section 2.01 under the Revolving Credit Commitments, or any or all of them, as the context shall require.

                  "Revolving Credit Maturity Date" means January 28, 2008.

                  "Revolving Credit Notes" means any promissory note of the Borrower, each substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Revolving Credit Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto and "Revolving Credit Note" means any one of such Revolving Credit Notes.

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns.

                  "Sale/Leaseback Transaction" means any arrangement with any Person providing, directly or indirectly, for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other

Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

                  "Secured Parties" shall have the meaning set forth in the Collateral Agency Agreement.

                  "Security" has the meaning assigned to such term in Section 2(l) of the Securities Act of 1933, as amended.

                  "Security Documents" means the Borrower Security Agreement, the Subsidiary Security Agreement, the Pledge Agreement, the Indian Pledge Agreement and the Mortgages.

                  "Seller Securities" means collectively: (i) the shares of common stock issued by the Borrower in connection with the acquisition by Borrower of all issued and outstanding capital stock and warrants of Melham Holdings, Inc.; and (ii) that certain Registration Rights Agreement dated April 1, 1999, entered into by the Borrower in connection with such acquisition.

                  "Senior Leverage Ratio" means, as of any date, the ratio of
(i) Consolidated Senior Debt as of such date to (ii) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

                  "Senior Subordinated Indenture" means that certain Indenture dated as of June 1, 1999 (to the extent such indenture has been or may be amended in a manner permitted by this Agreement, as so amended), among the Borrower, the Guarantors named therein and Wachovia Bank, National Association (formerly known as First Union National Bank), as Trustee.

                  "Senior Subordinated Notes" means the 9 3/4% Senior Subordinated Notes due 2009, Series A and Series B, issued pursuant to the Senior Subordinated Indenture.

                  "Significant Subsidiary" means each Subsidiary with aggregate assets of more than $100,000 at any time.

                  "Stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of capital stock, any and all equivalent ownership interests and any and all other equity Security of any classification, of such Person or any Subsidiary of such Person (to the extent issued to a Person other than such Person or a wholly owned subsidiary of such Person) and any and all warrants or options to purchase any of the foregoing.

                  "Stockholders' Equity" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its

Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries.

                  "Subordinated Debt" means (i) Debt of the Borrower evidenced by the Mack/Seller Promissory Notes; (ii) the Senior Subordinated Notes; (iii) Debt incurred in connection with any refinancing of Subordinated Debt permitted under Section 6.25 and (iv) subordinated Guarantees of Debt described in clause
(i), (ii) and (iii) of this definition by the Borrower or any Subsidiary.

                  "Subordinated Debt Documents" means: (1) the Senior Subordinated Indenture, the Senior Subordinated Notes, and each note, security instrument, guaranty, agreement, opinion, certificate and other document executed or delivered pursuant thereto or in connection therewith; (2) the Mack/Seller Promissory Notes and each note, security instrument, guaranty, agreement, opinion, certificate and other document executed or delivered pursuant to or in connection with the Mack/Seller Promissory Notes; and (3) any other agreements or documents entered into in connection with Subordinated Debt.

                  "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned and controlled by the Borrower.

                  "Subsidiary Security Agreement" means the Amended and Restated Subsidiary Security Agreement dated as of even date herewith between each Subsidiary which is not a Non-Operating Subsidiary of the Borrower and the Collateral Agent, substantially in the form attached hereto as Exhibit S, as modified, amended, supplemented or restated from time to time.

                  "Swing Line Borrowing" means a Swing Line Loan made to the Borrower by the Swing Line Lender pursuant to Article II.

                  "Swing Line Lender" means Wachovia.

                  "Swing Line Loan" means a loan made by the Swing Line Lender pursuant to Section 2.14 hereof.

                  "Swing Line Note" means any promissory note of the Borrower, substantially in the form of Exhibit N hereto, evidencing the obligation of the Borrower to repay the Swing Line Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto.

                  "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

                  "Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

                  "Total Assets" of any Person means, at any time, the total assets of such Person, as set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

                  "Total Leverage Ratio" means, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

                  "Total Unused Revolving Credit Commitments" means at any date, an amount equal to: (A) the aggregate amount of the Revolving Credit Commitments of all of the Lenders at such time, less (B) the sum of: (i) the aggregate outstanding principal amount of the Revolving Credit Loans of all of the Lenders at such time, plus (ii) the aggregate outstanding principal amount of the Swing Line Loans at such time, plus (iii) the aggregate outstanding amount of the Letter of Credit Obligations.

                  "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

                  "Unused Revolving Credit Commitment" means at any date, with respect to any Lender, an amount equal to its Revolving Credit Commitment less the aggregate outstanding principal amount of its Revolving Credit Loans and its pro rata share of the Letter of Credit Obligations.

                  "Voting Stock" means capital stock in a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  "Wachovia" means Wachovia Bank, National Association, a national banking association and its successors.

                  "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

                  Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders, unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan
Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Lenders shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 6.01 hereof, shall mean the financial statements referred to in
Section 5.04).

                  Section 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

                  Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                  Section 1.05. Effectiveness of Euro Provisions. With respect to any state (or the currency of such state) that is not a Participating Member State on the date of this Agreement, the provisions of Sections 2.05(f), 2.13(b) and 2.13(c) shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

                  Section 1.06. Currencies; Currency Equivalents. At any time, any reference in the definition of the term "Alternate Currency" or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof.


                                   Article II

                                   THE CREDITS

                  Section 2.01. Commitments to Lend. Each Lender severally agrees, on the terms and conditions set forth herein, to make Revolving Credit Loans to the Borrower in any Currency from time to time before the Revolving Credit Maturity Date; provided that, based upon the Dollar Equivalent of any Alternate Currency Loans made, (i) immediately after each such Revolving Credit Loan is made, the aggregate outstanding principal amount of Revolving Credit Loans by such Lender (together with, in the case of the Swing Line Lender, the aggregate principal amount of all Swing Line Loans) plus its pro rata share of the Letter of Credit Obligations shall not exceed the amount of its Revolving Credit Commitment, (ii) the aggregate principal amount of all Revolving Credit

Loans, together with the aggregate principal amount of all Swing Line Loans and the Letter of Credit Obligations, at any one time outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Lenders at such time, and (iii) the aggregate principal amount of all Alternate Currency Loans at any one time outstanding shall not exceed the Alternate Currency Commitment at such time. Each Revolving Credit Borrowing that is a Eurocurrency Borrowing under this Section, denominated in Dollars or an Alternate Currency, shall be in an aggregate principal amount of $2,500,000 or any larger multiple of $500,000 (or with respect to Eurocurrency Borrowings denominated in an Alternate Currency, the Alternate Currency Equivalent in each case thereof) and each Revolving Credit Borrowing that is a Base Rate Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000 (except that any such Revolving Credit Borrowing may be in the aggregate amount of the Total Unused Revolving Credit Commitments) and shall be made from the several Lenders ratably in proportion to their respective Revolving Credit Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay or, to the extent permitted by Section 2.09, prepay Revolving Credit Loans and reborrow under this Section 2.01 at any time before the Revolving Credit Maturity Date.

                  Section 2.02. Method of Borrowing Revolving Credit Loans.

                  (a) The Borrower shall give the Administrative Agent notice in the form attached hereto as Exhibit I (a "Notice of Borrowing") (a) prior to 12:00 noon (Charlotte, North Carolina time), on the Domestic Business Day of each Base Rate Borrowing, (b) at least three (3) Eurocurrency Business Days before each Eurocurrency Borrowing denominated in Dollars, and (c) at least four (4) Eurocurrency Business Days before each Eurocurrency Borrowing denominated in an Alternate Currency, specifying:

                  (i) the date of the Revolving Credit Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Eurocurrency Business Day in the case of a Eurocurrency Borrowing;

                  (ii) the aggregate amount of the Revolving Credit Borrowing;

                  (iii) the Currency in which the Revolving Credit Borrowing shall be denominated; and

                  (iv) if such Loan is denominated in Dollars, whether the Revolving Credit Loans comprising a Revolving Credit Borrowing are to be Base Rate Loans or Eurocurrency Loans, and the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                  (b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share of such Revolving Credit Borrowing, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

                  (c) Not later than (i) 2:00 P.M. (Charlotte, North Carolina time) on the date of each Revolving Credit Borrowing in Dollars or (ii) 11:00 A.M. (London, England time) on the date of each Revolving Credit Borrowing in an Alternate Currency, referenced in the Notice of Borrowing, each Lender shall (except as provided in subsection (d) of this Section) make available its ratable share of such Revolving Credit Borrowing, in the Currency referenced in the Notice of Borrowing in funds immediately available in Charlotte, North Carolina, or London, England, as the case may be, to the Administrative Agent at its address referred to in or specified pursuant to Section 10.01. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section
         2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

                  (d) If any Lender makes a new Revolving Credit Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Revolving Credit Loan from such Lender, such Lender shall apply the proceeds of its new Revolving Credit Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Administrative Agent as provided in subsection (c) of this Section, or remitted by the Borrower to the Administrative Agent as provided in Section 2.11, as the case may be.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, no Eurocurrency Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived in writing.

                  (f) In the event that a Notice of Borrowing fails to specify whether the Revolving Credit Loans comprising such Revolving Credit Borrowing are denominated in Dollars or an Alternate Currency, Revolving Credit Loans shall be denominated in Dollars. In the event that a Notice of Borrowing fails to specify whether the Revolving Credit Loans comprising such Revolving Credit Borrowing are to be Base Rate Loans or Eurocurrency Loans, such Revolving Credit Loans denominated in Dollars shall be made as Base Rate Loans. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, (i) if such Borrowing is to be denominated in Dollars (or as to which no Currency has been specified), the requested Eurocurrency Loan shall be made instead as a Base Rate Loan, and (ii) if such Eurocurrency Borrowing is to be denominated in an Alternate Currency, the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower is otherwise entitled under this Agreement to repay any Revolving Credit Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Revolving Credit Borrowing and the Borrower fails to repay such Revolving Credit Loans using its own moneys and fails to give a Notice of Borrowing in connection with a new corresponding Revolving Credit Borrowing, a new Revolving Credit Borrowing shall be deemed to be made on the date such Revolving Credit Loans mature in an amount equal to the principal amount in Dollars or the Alternate Currency Equivalent thereof, as applicable, of the Revolving Credit Loans so maturing, and the Revolving Credit Loans comprising such new Revolving Credit Borrowing shall be Base Rate Loans.

                  (g) Notwithstanding anything to the contrary contained herein,
         (i) there shall not be more than seven (7) different Interest Periods outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous) applicable to the Revolving Credit Loans and
         (ii) the proceeds of any Revolving Credit Borrowing that is a Base Rate Borrowing shall be applied first to repay the unpaid principal amount of all Revolving Credit Borrowings that are Base Rate Loans (if any) outstanding immediately before such Base Rate Borrowing.

                  Section 2.03. Notes.

                  (a) Upon request from a Lender, the Revolving Credit Loans of such Lender shall be evidenced by a single Revolving Credit Note payable to the order of such Lender for the account of its Lending Office in an amount equal to the original principal amount of such Lender's Revolving Credit Commitment.

                  (b) Upon request from the Swing Line Lender, the Swing Line Loans made by the Swing Line Lender to the Borrower shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Lender.

                  (c) Upon receipt of any Notes pursuant to Section 4.01, the Administrative Agent shall deliver such Notes to such Lender. Each Lender shall record, and prior to any transfer of its Notes shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, Currency of, and effective interest rate for, each Revolving Credit Loan, made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether, in the case of such Lender's Revolving Credit Note, such Revolving Credit Loan, is a Base Rate Loan or Eurocurrency Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Lender's Notes; provided that the failure of any Lender to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Lender to assign its Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

                  (d) Upon receipt of (i) an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of any of its Notes or any other security document held by such Lender that is not of public record and (ii) appropriate indemnification of the Borrower for any loss it may suffer with respect to any such Note or security document, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, the Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount and otherwise of like tenor.

                  Section 2.04. Maturity of Revolving Credit Loans. Each Revolving Credit Loan included in any Revolving Credit Borrowing shall mature, and the principal amount thereof shall be due and payable, on the first to occur of: (i) the last day of the Interest Period applicable to such Revolving Credit Borrowing; or (ii) the Revolving Credit Maturity Date; provided, however, that the aggregate outstanding principal amount of all Revolving Credit Loans at any one time outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Lenders at such time.

                  Section 2.05. Interest Rates.

                  (a) "Applicable Margin" shall be determined quarterly based upon the Total Leverage Ratio (calculated as of the last day of each Fiscal Quarter), as follows:

            Total Leverage Ratio       Base Rate Loans       Eurocurrency Loans
            --------------------       ---------------       ------------------
     Tier I:  Greater than or
          equal to 3.5 to 1.0                1.75%                  3.00%

     Tier II:  Greater than or
          equal to 3.0 to 1.0 but
          less than 3.5 to 1.0               1.50%                  2.75%

     Tier III:  Greater than or
          equal to 2.5 to 1.0 but
          less than 3.0 to 1.0               1.25%                  2.50%

     Tier IV:  Less than 2.5 to
               1.0                           1.00%                  2.25%


The Applicable Margin shall be determined effective as of the date (herein, the "Rate Determination Date") which is 45 days after the last day of the Fiscal Quarter as of the end of which the Total Leverage Ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Effective Date to but excluding the Rate Determination Date next following the Fiscal Quarter ending June 30, 2004, the Applicable Margin shall be deemed to be Tier II, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 90 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Lenders the financial statements required to be delivered pursuant to Section 6.01(a) or 6.01(b) with respect to the Fiscal Year or Fiscal Quarter most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Lenders the financial statements to be delivered pursuant to Section 6.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Lenders annual financial statements required to be delivered pursuant to

Section 6.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be deemed to be Tier I at all times during such period. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Revolving Credit Loan outstanding on such Rate Determination Date; provided that no Applicable Margin shall be decreased pursuant to this Section 2.05(a) if a Default is in existence on such Rate Determination Date, unless and until such Default shall have been cured or waived in writing.

                  (b) Each Revolving Credit Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan (excluding a Swing Line Loan) shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

                  (c) Each Revolving Credit Loan that is a Eurocurrency Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period plus the Mandatory Costs; provided that if any Eurocurrency Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Eurocurrency Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three (3) months, at intervals of three (3) months after the first day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Eurocurrency Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

                  The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Eurocurrency Reserve Percentage.

                  The "London Interbank Offered Rate" means for any Eurocurrency Loan in any Currency for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in such Currency at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "London Interbank Offered Rate" shall mean, for any Eurocurrency Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then "London Interbank Offered Rate" shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

         "Eurocurrency Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

                  (d) The Administrative Agent shall determine each interest rate applicable to the Swing Line Loans and Revolving Credit Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Lenders by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                  (e) After the occurrence and during the continuance of a Default, the principal amount of the Revolving Credit Loans (excluding any Swing Line Loans) (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Lenders, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Lenders elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on any Revolving Credit Loan (excluding any Swing Line Loan) shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate. After the occurrence and during the continuance of a Default, the principal amount of the Swing Line Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Swing Line Lender, bear interest at the Default Rate.

                  (f) Subject to Section 1.05 hereof, with respect to the Currency of any state that becomes a Participating Member State, the accrual of interest or fees expressed in this Agreement with respect to such Currency shall be based upon the applicable convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the Euro, which such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that if any Loan in the Currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

                  (g) Each Swing Line Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate. Such interest shall be payable on each Payment Date. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on the Swing Line Loans may, at the election of the Swing Line Lender, bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                  Section 2.06. Fees.

                  (a) The Borrower shall pay to the Administrative Agent for the ratable account of each Lender a commitment fee equal to the product of: (i) the aggregate of the daily average amounts of such Lenders' Unused Revolving Credit Commitments during the applicable period, times
         (ii) a per annum percentage equal to the Applicable Commitment Fee Rate. Such commitment fee shall accrue from and including the Effective Date to and including the Revolving Credit Maturity Date. Commitment fees shall be payable quarterly in arrears on the first Payment Date following each Commitment Fee Determination Date and on the Revolving Credit Maturity Date; provided that should the Revolving Credit Commitments be terminated at any time prior to the Revolving Credit Maturity Date for any reason, the entire accrued and unpaid commitment fee through the date of termination shall be paid on the date of such termination. The "Applicable Commitment Fee Rate" shall be determined quarterly based upon the Total Leverage Ratio (calculated as of the last day of each Fiscal Quarter), as follows:

                       Total Leverage Ratio                         Applicable Commitment Fee Rate
                       --------------------                         ------------------------------
         Tier I:  Greater than or equal to 3.5 to 1.0                           0.625%

         Tier II:  Greater than or equal to 3.0 to 1.0
              but less than 3.5 to 1.0                                          0.500%

         Tier III:  Greater than or equal to 2.5 to 1.0
              but less than 3.0 to 1.0                                          0.500%

         Tier IV:  Less than 2.5 to 1.0                                         0.375%

The Applicable Commitment Fee Rate shall be determined effective as of the date (herein, the "Commitment Fee Determination Date") which is 45 days after the last day of the Fiscal Quarter as of the end of which the Total Leverage Ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Commitment Fee Rate so determined shall remain effective from such Commitment Fee Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Commitment Fee Determination Date falls (which latter date shall be a new Commitment Fee Determination Date); provided that (i) for the period from and including the Effective Date to but excluding the Commitment Fee Determination Date next following the Fiscal Quarter ending June 30, 2004, the Applicable Commitment Fee

Rate shall be deemed to be Tier II; (ii) in the case of any Applicable Commitment Fee Rate determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Commitment Fee Determination Date shall be the date which is 90 days after the last day of such final Fiscal Quarter and such Applicable Commitment Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Commitment Fee Determination Date the Borrower shall have failed to deliver to the Lenders the financial statements required to be delivered pursuant to Section 6.01(a) or 6.01(b) with respect to the Fiscal Year or Fiscal Quarter most recently ended prior to such Commitment Fee Determination Date, then for the period beginning on such Commitment Fee Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Lenders the financial statements to be delivered pursuant to Section 6.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Lenders annual financial statements required to be delivered pursuant to
Section 6.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Commitment Fee Rate shall be deemed to be Tier I during such period; provided that the Applicable Commitment Fee Rate shall not be decreased pursuant to this Section 2.06(a) if a Default is in existence on the related Commitment Fee Determination Date, unless and until such Default shall have been cured or waived in writing.


                  (b) The Borrower shall pay to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as set forth in the Administrative Agent's Letter Agreement.

                  Section 2.07. Optional Termination or Reduction of Revolving Credit Commitments. The Borrower may, upon at least three (3) Domestic Business Days' notice to the Administrative Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000 (or the Alternate Currency Equivalent of such amount), the Revolving Credit Commitments, including, if appropriate, the Alternate Currency Commitment; provided, however, no such termination or reduction shall be in an amount greater than the Total Unused Revolving Credit Commitments on the date of such termination or reduction after giving effect to any repayment or prepayment made on such date. If the Revolving Credit Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.06(a)) shall be payable on the effective date of such termination.

                  Section 2.08. Mandatory Reduction and Termination of Commitments.

                  (a) Revolving Credit Commitments. The Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date and any Revolving Credit Loan then outstanding (together with accrued interest thereon) shall be due and payable in full on such date.

                  (b) Additional Reductions to Revolving Credit Commitments.

                  (1) On each occasion that the Borrower or any of its Subsidiaries shall issue any Stock, the Borrower shall immediately give the notice required by Section 2.08(c) on the date of such issuance and on the date which is three (3) Eurocurrency Business Days after the date of the Borrower's or Subsidiary's, as the case may be, receipt of the Net Proceeds of Stock, the Revolving Credit Commitments shall be automatically reduced, in accordance with
Section 2.08(b)(5), in an amount equal to 50% of the Net Proceeds of Stock except for Net Proceeds of Stock invested in any Acquisition.

                  (2) In the event and on each occasion of a sale, lease, transfer or other disposition by the Borrower or any Subsidiary of any real or personal property (including, without limitation, the sale, lease, transfer or other disposition of assets pursuant to a Sale/Leaseback Transaction) other than in the ordinary course of business (each, a "Disposition"), then simultaneously with each such Disposition, the Borrower shall immediately give the notice required by Section 2.08(c), and on the date which is three (3) Eurocurrency Business Days after the date of receipt of the Net Disposition Proceeds from such Disposition, the Revolving Credit Commitments shall be automatically reduced in accordance with Section 2.08(b)(5) in an amount equal to 100% of the Net Disposition Proceeds unless such Net Disposition Proceeds are invested in a similar or like asset within 270 days of receipt. Notwithstanding anything contained herein to the contrary, the Revolving Credit Commitments shall not be reduced pursuant to this Section 2.08(b)(2) by the proceeds from Dispositions by the Borrower or any Subsidiary of any real or personal property resulting in Net Disposition Proceeds in an amount less than (i) $1,000,000 for any single Disposition and (ii) $10,000,000 in the aggregate for all Dispositions permitted under clause (i), so long as an amount equal to the Net Disposition Proceeds is invested in manufacturing and production assets consistent with the Borrower's or such Subsidiary's lines of business or Permitted Acquisitions within 270 days of receipt.

                  (3) In the event there shall occur any casualty or condemnation with respect to any real or personal property of the Borrower or its Subsidiaries and if pursuant to Section 6.28 the proceeds arising from such casualty or condemnation are required to be used to reduce the Revolving Credit Commitments, then the Borrower shall immediately give the notice required by
Section 2.08(c), and not more than three (3) Eurocurrency Business Days after such notice, the Revolving Credit Commitments shall be automatically reduced, in accordance with Section 2.08(b)(5) in an amount equal to 100% of such proceeds unless such Net Disposition Proceeds are invested in the repair or replacement of the damaged properties within 270 days of receipt.

                  (4) On each occasion that the Borrower or any of its Subsidiaries shall incur any additional Debt, other than the incurrence of Consolidated Senior Debt permitted pursuant to Section 6.10, subordinated debt for financing Permitted Acquisitions or Subordinated Debt, the Borrower shall immediately give the notice required by Section 2.08(c) on the date of such incurrence and on the date which is three (3) Eurocurrency Business Days after the date of the Borrower's or Subsidiary's, as the case may be, receipt of the Net Proceeds of Debt, the Revolving Credit Commitments shall be automatically reduced, in accordance with Section 2.08(b)(5), in an amount equal to 100% of the Net Proceeds of Debt.

                  (5) Any reduction to the Revolving Credit Commitments pursuant to Section 2.08(b) shall be applied to reduce the Revolving Credit Commitments of the several Lenders ratably. No mandatory reduction of the Revolving Credit Commitments pursuant to any paragraph of this Section 2.08(b) shall reduce the amount of any subsequent mandatory reduction of the Revolving Credit Commitments pursuant to such paragraph or any other paragraph of this Section 2.08(b).

                  (6) Any reduction to the Revolving Credit Commitments pursuant to Section 2.08(b) shall be applied to reduce the Alternate Currency Commitments ratably in accordance with the relative amount of the Alternate Currency Commitment and the Revolving Credit Commitment.

                  (c) The Borrower shall give the Administrative Agent written notice of any mandatory reduction of the Revolving Credit Commitments, including the Alternate Currency Commitment, to be made pursuant to paragraph (1), (2),
(3) or (4) of Section 2.08(b), specifying the date of such reduction, the amount of such reduction and that such reduction is being made pursuant to Section 2.08(b) (and specifying the paragraph of Section 2.08(b) pursuant to which such reduction is being made). Any such notice is irrevocable, once given. Any and all reductions to the Revolving Credit Commitments and the Alternate Currency Commitments under this Agreement shall be permanent and irrevocable.

                  Section 2.09. Optional Prepayments of Revolving Credit Loans.

                  (a) The Borrower may, upon at least one (1) Domestic Business Day's notice to the Administrative Agent, prepay any Revolving Credit Loan that is a Base Rate Borrowing (excluding a Swing Line Loan) in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000 or any larger multiple of $500,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Revolving Credit Loans of the several Lenders included in such Base Rate Borrowing; provided that except as provided in and subject to the terms of Section 2.08(b) and (c), such prepayment shall be applied as directed by the Borrower.

                  (b) Subject to any payments required pursuant to the terms of
         Section 9.07, the Borrower may, upon at least three (3) Eurocurrency Business Days' notice to the Administrative Agent with respect to Eurocurrency Borrowings denominated in Dollars, and upon at least four
         (4) Eurocurrency Business Days' notice to the Administrative Agent with respect to Eurocurrency Borrowings denominated in an Alternate Currency, prepay any Revolving Credit Loan that is a Eurocurrency Borrowing denominated in Dollars or an Alternative Currency in whole at any time, or from time to time in part in amounts aggregating at least $2,500,000 or any larger multiple of $500,000 (or the Alternate Currency Equivalent of such amount), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Revolving Credit Loans of the several Lenders included in such Eurocurrency Borrowing; provided that except as provided in and subject to the terms of Section 2.08(b) and (c), such prepayment shall be applied as directed by the Borrower.

                  (c) The Borrower may prepay any Swing Line Loan in whole at any time, or from time to time in part in amounts aggregating at least $100,000 or any larger multiple thereof by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

                  (d) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

                  Section 2.10. Mandatory Prepayments.

                  (a) On each date on which the Revolving Credit Commitments are reduced or terminated pursuant to Section 2.07 or Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Revolving Credit Loans, if any (together with interest accrued thereon and any amounts due under Section 9.07(a)), in an amount equal to the lesser of (i) the amount by which the Revolving Credit Commitments were so reduced or (ii) the aggregate amount of the then outstanding Revolving Credit Loans, Swing Line Loans and Letter of Credit Obligations. In any event, on any date that the aggregate amount of the then outstanding Revolving Credit Loans, Swing Line Loans and Letter of Credit Obligations exceed the aggregate amount of the Revolving Credit Commitments, the Borrower shall repay or prepay Revolving Credit Loans as may be necessary so that after such payment the aggregate amount of the then outstanding Revolving Credit Loans, Swing Line Loans and Letter of Credit Obligations does not exceed the aggregate amount of the Revolving Credit Commitments.

         Subject to paragraph (b) below, each such payment or prepayment shall be applied to repay or prepay ratably the Revolving Credit Loans of the several Lenders, then the Swing Line Loans of the Swing Line Lender, and finally, the Letter of Credit Obligations.

                  (b) On any date that the aggregate amount, based on the Dollar Equivalent of the then outstanding Alternate Currency Loans, (i) solely because of currency fluctuation, exceeds one hundred and five percent (105%) of the Alternate Currency Commitment or (ii) for any other reason, exceeds the Alternate Currency Commitment, the Borrower shall repay or prepay Alternate Currency Loans as may be necessary so that after such payment the aggregate amount of the then outstanding Alternate Currency Loans, based on the Dollar Equivalent, does not exceed the Alternate Currency Commitment.

                  Section 2.11. General Provisions as to Payments.

                  (a) (1) The Borrower shall make each payment of principal of, and interest on, the Swing Line Loans and Revolving Credit Loans in immediately available funds denominated in Dollars and of Reimbursement Obligations and commitment fees hereunder, in Dollars not later than 12:00 noon (Charlotte, North Carolina time) on the date when due, to the Administrative Agent at its address referred to in Section 10.01, and any such payment to the Administrative Agent in accordance with this Section 2.11 shall satisfy in full the Borrower's obligation to make such payment hereunder. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.

                       (2) The Borrower shall make each payment of principal of, and interest on, the Alternate Currency Loans in immediately available funds in such Alternate Currency not later than 11:00 A.M.(London, England time) on the date when due, to the Administrative Agent at its address referred to in Section 10.01, and any such payment to the

          Administrative Agent in accordance with this Section 2.11 shall satisfy in full the Borrower's obligation to make such payment hereunder. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.

                       (3) Anything in Sections 2.05, 2.11 or 2.13 to the contrary notwithstanding, and without prejudice to Sections 2.05(e) or 7.01, if the Borrower shall fail to pay any principal or interest denominated in an Alternate Currency within one (1) Eurocurrency Business Day after the due date therefor in the case of principal and three (3) Eurocurrency Business Days after the due date therefor in the case of interest (without giving effect to any acceleration of maturity under Article VII), the amount so in default shall automatically be redenominated in Dollars on the day one (1) Domestic Business Day after the due date therefor in the case of a principal payment and three (3) Domestic Business Days after the due date therefor in the case of an interest payment in an amount equal to the Dollar Equivalent of such principal or interest.

                  (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of Reimbursement Obligations or fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Eurocurrency Loans shall be due on a day which is not a Eurocurrency Business Day, the date for payment thereof shall be extended to the next succeeding Eurocurrency Business Day unless such Eurocurrency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurocurrency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  (c) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Swing Line Lender, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (d) Without limiting the provisions of paragraph (c) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (e) The Borrower shall indemnify the Administrative Agent, the Swing Line Lender, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, The Swing Line Lender, or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, the Swing Line Lender or the Issuing Bank, shall be conclusive absent manifest error.

                  (f) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

                  Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do
so), whichever of the following is applicable:

                  (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

                  (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

                  (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code,
         (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a

         "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

                  (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

                  (h) If the Administrative Agent, a Lender or the Issuing Bank has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

                  (i) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                  (j) With respect to the payment of any amount denominated in Euros, the Administrative Agent shall not be liable to the Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative

         Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euros) to the account of the Borrower or any Lender in the Principal Financial Center in the Participating Member State which the Borrower or such Lender, as the case may be, shall have specified for such purpose. For the purposes of this paragraph, "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in Euros.

                  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall be applicable with respect to any Participant or Eligible Assignee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant or Eligible Assignee, and
(ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Loans.

                  Section 2.12. Computation of Interest and Fees. Interest on Base Rate Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Eurocurrency Loans (other than Alternate Currency Loans denominated in Pounds Sterling) shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Interest on Alternate Currency Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).


                  Section 2.13. Redenomination of Alternate Currency Loans

                   (a) Conversion to the Base Rate. If any Alternate Currency Loan is required to bear interest based at the Base Rate rather than the London Interbank Offered Rate pursuant to Section 2.05(e), Article IX or any other applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Equivalent of such Alternate Currency Loan, all subject to the provisions of Section 2.09. The Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 10.03.

                  (b) Redenomination of Loans. Subject to Section 1.05 hereof, any Loan to be denominated in the Currency of the applicable Participating Member State shall be made in the Euro.

                   (c) Redenomination of Obligations. Subject to Section 1.05 hereof, any obligation of any party under this Agreement or any other

         Loan Document which has been denominated in the Currency of a Participating Member State shall be redenominated into the Euro.

                   (d) Further Assurances. The terms and provisions of this Agreement will be subject to such reasonable changes of construction as determined by the Administrative Agent to reflect the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Administrative Agent, the Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred. In connection therewith, Borrower agrees, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in such manner as the Administrative Agent shall reasonably request.

                  Section 2.14. Swing Line Loans.

                  (a) The Borrower may prior to the Revolving Credit Maturity Date, as set forth in this Section, request the Swing Line Lender to make, and the Swing Line Lender prior to the Revolving Credit Maturity Date will make, Swing Line Loans to the Borrower in Dollars, in an aggregate principal amount at any one time outstanding, not exceeding $10,000,000, provided that the aggregate principal amount of all Swing Line Loans, together with the aggregate outstanding principal amount of all outstanding Revolving Credit Loans and Letter of Credit Obligations, at any one time outstanding shall not at any one time exceed the aggregate amount of the Revolving Credit Commitments of all of the Lenders at such time.

                  (b) When the Borrower wishes to request a Swing Line Loan, it shall give the Administrative Agent notice substantially in the form of Exhibit O hereto (a "Swing Line Loan Request") so as to be received no later than 12:00 noon (Charlotte, North Carolina time) on or before the date of the proposed Swing Line Borrowing proposed therein (or such other time and date as the Borrower and the Swing Line Lender may agree), specifying:

                  (i) the proposed date of such Swing Line Borrowing, which shall be a Domestic Business Day (the "Borrowing Date"); and

                  (ii) the aggregate amount of such Swing Line Borrowing, which shall be at least $100,000 (or in larger multiples of $100,000) but shall not cause the limits specified in Section 2.14(a) to be violated.

                  (c) The Swing Line Lender shall make the amount of such Swing Line Loan available to the Borrower on such date by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Swing Line Lender.

                  (d) Subject to the limitations contained in this Agreement, the Borrower may borrow under this Section 2.14, prepay and reborrow under this Section 2.14 at any time before the Revolving Credit Maturity Date. Each Swing Line Loan included in any Swing Line Borrowing shall mature, and the principal amount thereof shall be due and payable, on the first to occur of: (i) demand by the Swing Line Lender that such Swing Line Loan be converted to a Revolving Credit Loan; or (ii) the Revolving Credit Maturity Date.

                  (e) At any time, upon the request of the Swing Line Lender, each Lender other than the Swing Line Lender shall, on the third Domestic Business Day after such request is made, purchase a participating interest in Swing Line Loans in an amount equal to its ratable share (based upon its respective Revolving Credit Commitment) of such Swing Line Loans. On such third Domestic Business Day, each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Line Lender has received from any such Lender its participating interest in a Swing Line Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Lender's obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments, provided that no Lender shall be required to purchase a participating interest in any Swing Line Loan first advanced after the Swing Line Lender has actual knowledge of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement by the Borrower or any other Lender, provided that no Lender shall be required to purchase a participating interest in any Swing Line Loan, if the aggregate outstanding principal amount of all Swing Line Loans exceeds $10,000,000; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                  (f) Notwithstanding anything contained in this Agreement to the contrary, the Swing Line Loan facility contained in this Section
         2.14 shall terminate immediately upon: (i) Wachovia's removal or resignation as Administrative Agent; or (ii) termination of the Revolving Credit Commitments (whether at maturity or otherwise).

                                  Article III

                            LETTER OF CREDIT FACILITY

                  Section 3.01. Obligation to Issue. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank shall issue for the account of Borrower or any Loan Party, one or more Letters of Credit denominated in Dollars, in accordance with this Article III, from time to time during the period commencing on the Effective Date and ending on the Domestic Business Day prior to the Revolving Credit Maturity Date.

                  Section 3.02. Types and Amounts. The Issuing Bank shall have no obligation to issue any Letter of Credit at any time:

                  (a) if the aggregate maximum amount then available for drawing under Letters of Credit, after giving effect to the issuance of the requested Letter of Credit, shall exceed any limit imposed by law or regulation upon the Issuing Bank;

                  (b) if, after giving effect to the issuance of the requested Letter of Credit, (i) the aggregate Letter of Credit Obligations would exceed $5,000,000, or (ii) the conditions set forth in Section 2.01 would not be satisfied; or

                  (c) which has an expiration date (i) more than one (1) year after the date of issuance or (ii) after the Revolving Credit Maturity Date.

                  Section 3.03. Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV, the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

                  (a) the Borrower shall have delivered to the Issuing Bank, at such times and in such manner as the Issuing Bank may prescribe, a Letter of Credit Application Agreement and such other documents and materials as may be required pursuant to the terms thereof all satisfactory in form and substance to the Issuing Bank, and the terms of the proposed Letter of Credit shall be satisfactory in form and substance to the Issuing Bank; and

                  (b) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit.

                  Section 3.04. Issuance of Letters of Credit.

                  (a) Request for Issuance. At least two (2) Domestic Business Days before the effective date for any Letter of Credit, the Borrower shall give the Issuing Bank a written notice containing the original signature of an authorized officer or employee of the Borrower. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested (which original face amount shall not be less than $50,000), the effective date (which day shall be a Domestic Business Day) of issuance of such requested Letter of Credit, the date on which such requested Letter of Credit is to expire, the amount of then outstanding Letter of Credit Obligations, the purpose for which such Letter of Credit is to be issued, whether such Letter of Credit may be drawn in single or partial draws and the person for whose benefit the requested Letter of Credit is to be issued. Each Letter of Credit shall be denominated in Dollars.

                  (b) Issuance; Notice of Issuance. If the conditions set forth in Sections 3.02 and 3.03 are satisfied, the Issuing Bank shall issue the requested Letter of Credit. The Issuing Bank shall give each Lender written or telex notice in substantially the form of Exhibit P, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit and shall deliver to each Lender in connection with such notice a copy of the Letter of Credit issued by the Issuing Bank.

                  (c) No Extension or Amendment. The Issuing Bank shall not extend or amend any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so amended or extended would be prohibited by Section 3.02 or Section 3.03.

                  Section 3.05. Reimbursement Obligations; Duties of the Issuing Lender.

                  (a) Reimbursement. Notwithstanding any provisions to the contrary in any Letter of Credit Application Agreement:

                  (i) the Borrower shall reimburse the Issuing Bank for drawings under a Letter of Credit issued by it no later than the earlier of (A) the time specified in such Letter of Credit Application Agreement, or
         (B) one (1) Domestic Business Day after the payment by the Issuing
         Bank;

                  (ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit until the date of payment in full thereof at a rate per annum equal to (A) prior to the date that is three (3) Domestic Business Days after the date of the related payment by the Issuing Bank, the Base Rate plus the Applicable Margin and (B) thereafter, the Default Rate; and

                  (iii) in order to implement the foregoing, upon the occurrence of a draw under any Letter of Credit, unless the Issuing Bank is reimbursed in accordance with Subsection (i) above, the Borrower irrevocably authorizes the Issuing Bank and the Administrative Agent to treat such nonpayment as a Notice of Borrowing in the amount of such Reimbursement Obligation and the Lenders to make Base Rate Loans to Borrower in such amount regardless of whether the conditions precedent to the making of Base Rate Loans hereunder have been met. The Borrower further authorizes the Administrative Agent to credit the proceeds of such Base Rate Loan so as to immediately eliminate the liability of the Borrower for Reimbursement Obligations under such Letter of Credit.

                  (b) Duties of the Issuing Bank. Any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender, or assuming that the Issuing Bank has complied with the procedures specified in Section 3.04 and such Lender has not given a notice contemplated by Section 3.06(a) that continues in full force and effect, relieve that Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders, the Borrower, or any Loan Party, if applicable, other than to confirm that any documents required to have been delivered under such Letter of Credit appear to comply on their face with the requirements of such Letter of Credit.

                  Section 3.06. Participations.

                  (a) Purchase of Participations. Immediately upon issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 3.04, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's ratable share of the aggregate Revolving Credit Commitments, in such Letter of Credit; provided, that a Letter of Credit shall not be entitled to the benefits of this Section 3.06 if the Issuing Bank shall have received written notice from any Lender on or before the Domestic Business Day immediately prior to the date of the Issuing Bank's issuance of such Letter of Credit that one or more of the conditions contained in
         Section 3.02 or 3.03 or Article IV is not then satisfied, and, in the event the Issuing Bank receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is withdrawn by that Lender or until the Required Lenders have effectively waived such condition in accordance with the provisions of this Agreement.

                  (b) Sharing of Letter of Credit Payments. In the event that the Issuing Bank makes any payment under any Letter of Credit for which the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 3.07 or which cannot be paid by a Loan pursuant to Subsection (iii) of Section 3.05, the Issuing Bank shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Issuing Bank such Lender's ratable share of the amount of such payment in Dollars and in same day funds. If the Issuing Bank so notifies such Lender prior to 10:00 A.M. (Charlotte, North Carolina time) on any Domestic Business Day, and otherwise on the next succeeding Domestic Business Day, such Lender shall make available to the Issuing Bank its ratable share of the amount of such payment on such Domestic Business Day in same day funds. If and to the extent such Lender shall not have so made its ratable share of the amount of such payment available to the Issuing Bank, such Lender agrees to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Issuing Bank at the Federal Funds

         Rate for the first 3 days and thereafter at the Base Rate. The failure of any Lender to make available to the Issuing Bank its ratable share of any such payment shall neither relieve nor increase the obligation of any other Lender hereunder to make available to the Issuing Bank its ratable share of any payment on the date such payment is to be made.

                  (c) Sharing of Reimbursement Obligation Payments. Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Issuing Bank has received any payments from the Lenders pursuant to this Section, it shall promptly pay to each Lender which has funded its participating interest therein, in Dollars and in the kind of funds so received, an amount equal to such Lender's ratable share thereof. Each such payment shall be made by the Issuing Bank on the Domestic Business Day on which the funds are paid to the Issuing Bank, if received prior to 10:00 am. (Charlotte, North Carolina time) on such Domestic Business Day, and otherwise on the next succeeding Domestic Business Day.

                  (d) Documentation. Upon the request of any Lender, the Issuing Bank shall furnish to such Lender copies of any Letter of Credit, Letter of Credit Application Agreement and other documentation relating to Letters of Credit issued pursuant to this Agreement.

                  (e) Obligations Irrevocable. The obligations of the Lenders to make payments to the Issuing Bank with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances (assuming that the Issuing Bank has issued such Letter of Credit in accordance with Section 3.04 and such Lender has not given a notice contemplated by Section 3.06(a) that continues in full force and effect), including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                  (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Loan Party may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions;

                  (iii) any draft, certificate or any other document presented under the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                  (v) payment by the Issuing Bank under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (vi) payment by the Issuing Bank under any Letter of Credit against presentation of any draft or certificate that does not comply with the terms of such Letter of Credit, except payment resulting from the gross negligence or willful misconduct of the Issuing Bank; or

                  (vii) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing, except circumstances or happenings resulting from the gross negligence or willful misconduct of the Issuing Bank.

                  Section 3.07. Payment of Reimbursement Obligations.

                  (a) Payments to Issuing Lender. The Borrower agrees to pay to the Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Letter of Credit issued for the Borrower's or any Loan Party's account immediately when due, irrespective of:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                  (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Loan Party may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions;

                  (iii) any draft, certificate or any other document presented under the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                  (v) payment by the Issuing Bank under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (vi) payment by the Issuing Bank under any Letter of Credit against presentation of any draft or certificate that does not comply with the terms of such Letter of Credit, except payment resulting from the gross negligence or willful misconduct of the Issuing Bank; or

                  (vii) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing, except circumstances or happenings resulting from the gross negligence or willful misconduct of the Issuing Bank.

                  (b) Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrower received by the Issuing Bank with respect to a Letter of Credit and distributed by the Issuing Bank to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Lender that received such distribution shall, upon demand by the Issuing Bank, contribute such Lender's ratable share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

                  Section 3.08. Compensation for Letters of Credit and Issuing Bank Reporting Requirements.

                  (a) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent with respect to each Letter of Credit issued hereunder a letter of credit fee ("Letter of Credit Fee") equal to a per annum rate equal to the Applicable Margin for Eurocurrency Loans, or after the occurrence and during the continuance of a Default, at the election of the Required Lenders, the Default Rate, multiplied by the face amount of such Letter of Credit, payable on the Domestic Business Day on which such Letter of Credit is issued or renewed. Letter of Credit Fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). The Administrative Agent shall promptly remit such Letter of Credit Fees, when paid, to the Lenders in accordance with their ratable shares thereof.

                  (b) Issuing Bank Charges. The Borrower shall pay to the Issuing Bank, solely for its own account, a fronting fee due and payable on the date of issuance and the date of each renewal of each Letter of Credit issued hereunder in an amount equal to 0.125% multiplied by the face amount of each such Letter of Credit. Fronting fees shall be fully earned and non-refundable when paid. In addition, the Borrower shall pay to the Issuing Bank, solely for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

                  Section 3.09. Indemnification; Exoneration.

                  (a) Indemnification. In addition to amounts payable as elsewhere provided in this Article III, the Borrower shall protect, indemnify, pay and save the Issuing Bank, the Administrative Agent and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Issuing Bank, the Administrative Agent, or any Lender may incur or be subject to as a consequence of the issuance of any Letter of Credit for the Borrower's account other than as a result of its gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

                  (b) Assumption of Risk by Borrower. As between the Borrower, the Issuing Bank, the Administrative Agent and Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued for the Borrower's or any Loan Party's account by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank, the Administrative Agent and the Lenders shall not be responsible for
         (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, for errors in interpretation of technical terms, (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, (vi) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent and the Lenders.

                  (c) Exoneration. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any related certificates if taken or omitted in good faith and with reasonable care, shall not put the Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Borrower or any Loan Party or relieve the Borrower of any of its obligations hereunder to any such Person.

                                   Article IV

                            CONDITIONS TO BORROWINGS

                  Section 4.01. Conditions to Closing. On or before the Effective Date, the Borrower shall satisfy each of the following conditions:

                  (a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party and duly executed counterparts of any requested Notes;

                  (b) receipt by the Administrative Agent of (i) an opinion (together with any opinions of local counsel relied on therein) of Troutman Sanders L.L.P., counsel for the Loan Parties, dated as of the Effective Date, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Administrative Agent or any Lender may reasonably request and (ii) opinions of local counsel for the Loan Parties, satisfactory to the Administrative Agent and the Lenders, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Administrative Agent or any Lender may reasonably request;

                  (c) receipt by the Administrative Agent of a certificate (the "Closing Certificate"), dated the Effective Date, substantially in the form of Exhibit E hereto, signed by the Vice President and Treasurer or another senior financial officer of the Borrower and of each Loan Party, to the effect that (i) as to each of the Loan Parties, (1) no Default has occurred and is continuing on the Effective Date under any Loan Document to which such Loan Party is a party, and (2) the representations and warranties made by each Loan Party contained in the Loan Documents to which such Loan Party is party are true and correct on and as of the Effective Date; and (ii) as to the Borrower only, the Borrower is (1) in pro forma compliance with Sections 6.03, 6.04, 6.05 and 6.06, (2) the pro forma Consolidated EBITDA is not less than $50,000,000 and (3) the Total Leverage Ratio does not exceed 3.5 to 1.0 calculated as of the last day of the most recently ended Fiscal Quarter in which financial statements were issued, in each case after satisfying the conditions of this Section 4.01 and making the initial Revolving Credit Borrowing.

                  (d) receipt by the Administrative Agent of all documents which the Administrative Agent may reasonably request relating to the existence of each Loan Party, the corporate authority for and the validity of each Loan Document to which it is a party and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including without limitation a certificate of incumbency of such Loan Party (the "Officer's Certificate"), signed by the Secretary or an Assistant Secretary of such Loan Party, substantially in the form of Exhibit F hereto, certifying as to the names, true signatures and incumbency of the officer or officers of such Loan Party authorized to execute and deliver the Loan Documents to which it is a party, and certified copies of the following items: (i) such Loan Party's Certificate of Incorporation (or its equivalent),
         (ii) such Loan Party's Bylaws, (iii) a certificate of the Secretary of State (or its equivalent) of the State of incorporation of such Loan Party as to the existence of such Loan Party as a corporation organized under the laws of such state (unless such state does not provide a suitable equivalent certificate), and (iv) the action taken by the Board of Directors of such Loan Party authorizing such Loan Party's execution, delivery and performance of the Loan Documents to which it is a party;

                  (e) receipt by the Collateral Agent of the Guaranty, duly executed by each Guarantor;

                  (f) receipt by the Administrative Agent of (i) the Collateral Agency Agreement, duly executed by each Loan Party which is party thereto, and (ii) the Indemnity, Subrogation and Contribution Agreement, duly executed by each Loan Party which is party thereto;

                  (g) receipt by the Collateral Agent of the Pledge Agreement and the Indian Pledge Agreement, duly executed by each Loan Party which is party thereto;

                  (h) receipt by the Administrative Agent of the four-year projections (in form and substance satisfactory to the Administrative Agent in its sole discretion) and the final audited financial statements of the Borrower for Fiscal Years ended 2002 and 2003;

                  (i) receipt by the Collateral Agent of certificates representing shares of all capital stock pledged under the Pledge Agreement to the Collateral Agent, accompanied by instruments of transfer and stock powers endorsed in blank, together with evidence satisfactory to the Collateral Agent that such capital stock has been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Lenders and is subject to no other Lien other than the Lien created under the Pledge Agreement to secure the Obligations;

                  (j) the Borrower Security Agreement and the Subsidiary Security Agreement each shall have been duly executed by the Loan Parties which are parties thereto and shall have been delivered to the Collateral Agent and shall be in full force and effect and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject only to any Lien permitted by this Agreement, the Borrower Security Agreement or the Subsidiary Security Agreement) described in the Borrower Security Agreement or the Subsidiary Security Agreement shall have been filed, registered or recorded and evidence thereof shall have been delivered to the Collateral Agent;

                  (k) the Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) in which the chief executive office of each such Loan Party is located and in which such Loan Party is duly organized, and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under the Security Documents or have been released;

                  (l) (i) each of the Mortgages, in form and substance satisfactory to the Collateral Agent, shall have been duly executed, delivered and filed for record in the appropriate real property recording offices in order to create in favor of the Collateral Agent for the benefit of the Lenders a valid, legal and perfected first priority lien in the Collateral described therein and evidence thereof shall have been delivered to the Collateral Agent and the Mortgages shall be in full force and effect, (ii) the Collateral subject to such Mortgages shall not be subject to any Lien other than Liens expressly permitted under this Agreement or the Mortgages and (iii) the Collateral Agent shall have received the results of a search of the real property records of each jurisdiction in which such Mortgages are to be filed;

                  (m) receipt by the Collateral Agent of such existing surveys and appraisals and current environmental reports prepared within the 30 day period prior to the Effective Date as the Collateral Agent may request with respect to the Collateral subject to the Mortgages and evidence as reflected on the existing surveys as to whether any such Collateral is within a "Special Flood Hazard Area" as determined by the Federal Emergency Management Agency;

                  (n) receipt by the Collateral Agent of appraisals, in form and substance satisfactory to the Collateral Agent, of the machinery and equipment of the Borrower and the Subsidiaries (other than Foreign Subsidiaries and Non-Operating Subsidiaries);

                  (o) receipt by the Collateral Agent with respect to all real property subject to the Mortgages: (i) appraisals from MAI appraisers,
         (ii) standard 1992 ALTA mortgagee title insurance policies (or "marked up" binders with respect thereto) in amounts and with such endorsements as the Collateral Agent may reasonably require, issued by companies acceptable to the Collateral Agent, insuring the Mortgages as a first lien on the Collateral subject thereto, subject only to the existence of Liens permitted under this Agreement or any other Loan Document and other exceptions acceptable to the Collateral Agent, (iii) surveys on all the real property that serves as Collateral dated within 30 days of the date provided to the Collateral Agent and (iv) such other documentation as the Collateral Agent may reasonably request.

                  (p) receipt by the Collateral Agent of hazard insurance policy(ies) (or certificates evidencing the same), including fire, vandalism and malicious mischief coverage (with extended coverage endorsement), in an amount sufficient to avoid co-insurance liability, equal to the total replacement value of the improvements comprising the Collateral and covering all tangible personal property of the Loan Parties, and liability insurance policy(ies) (or certificates evidencing the same) in amounts acceptable to the Collateral Agent, and in each case issued by company(ies) approved by the Collateral Agent and designating the Collateral Agent as loss payee and as additional insured, respectively, and containing provisions for written notice to the Collateral Agent at least (i) ten (10) days prior to cancellation for nonpayment of premium and (ii) thirty (30) days prior to any other cancellation, termination or modification thereof or of any coverage therein;

                  (q) receipt by the Administrative Agent and the Lenders of evidence satisfactory to the Administrative Agent and the Lenders that the Second Amended and Restated Receivables Purchase Agreement, dated as of November 20, 2002, among Cadmus Receivables Corp., as Seller, Cadmus Communications Corporation, as Master Servicer, Blue Ridge Asset Funding Corporation, as Purchaser and Wachovia Bank, National Association, as Administrative Agent and any notes or other documents related thereto, shall have been terminated and the Debt evidenced thereby repaid in full simultaneously with the effectiveness of this Agreement;

                  (r) the Administrative Agent and the Lenders shall have determined in their sole discretion that the Revolving Credit Loans, Swing Line Loans and all of the other Obligations constitute "Senior Debt" for all purposes of the Senior Subordinated Indenture and the Senior Subordinated Notes.

                  (s) the Administrative Agent and the Lenders shall have determined in their sole discretion that the Revolving Credit Loans, Swing Line Loans and all of the other Obligations shall constitute "Senior Debt" (or shall otherwise be senior in right and time of payment to Debt evidenced by the Mack/Seller Promissory Notes) for all purposes of the Mack/Seller Promissory Notes;

                  (t) [RESERVED];

                  (u) receipt by the Administrative Agent and the Lenders of evidence that all fees due and payable to the Administrative Agent and the Lenders on the Effective Date have been paid in full; and

                  (v) receipt by the Administrative Agent of such other documents or items as the Administrative Agent, the Lenders or their counsel may reasonably request.

                  Section 4.02. Conditions to All Borrowings. The obligation of each Lender to make a Revolving Credit Loan on the occasion of each Revolving Credit Borrowing (or the Swing Line Lender with regard to Swing Line Loans or the Issuing Bank with regard to Letters of Credit) is subject to the satisfaction of the following conditions:

                  (a) except as provided in Section 2.02(f): (i) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02, in the case of a Revolving Credit Loan; (ii) compliance with the provisions of Section 2.14, in the case of a Swing Line Loan; or (iii) compliance with the provisions of Sections 3.02 and 3.03, in the case of a Letter of Credit;

                  (b) the fact that, immediately before and after such Revolving Credit Borrowing, Swing Line Borrowing or Letter of Credit is issued, as the case may be, no Default shall have occurred and be continuing;

                  (c) the fact that the representations and warranties of the Borrower contained in Article V of this Agreement shall be true on and as of the date of such Revolving Credit Borrowing, Swing Line Borrowing or Letter of Credit is issued, as the case may be;

                  (d) the fact that the representations and warranties of the Guarantors contained in the Guaranty and of each Loan Party contained in the Loan Documents shall be true on and as of the date of such Revolving Credit Borrowing, Swing Line Borrowing or Letter of Credit is issued, as the case may be; and

                  (e) the fact that, immediately after such Revolving Credit Borrowing, Swing Line Borrowing or Letter of Credit is issued, as the case may be, (i) the aggregate outstanding principal amount of the Revolving Credit Loans of each Lender and its pro rata share of Letter of Credit Obligations (together with, in the case of the Swing Line Lender, the aggregate outstanding amount of all Swing Line Loans) will not exceed the amount of its Revolving Credit Commitment, (ii) the aggregate outstanding principal amount of the Alternate Currency Loans of each Lender will not exceed the amount of its Alternate Currency Commitment, (iii) the aggregate principal amount of all Revolving Credit Loans and Swing Line Lines, together with the Letter of Credit Obligations, shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Lenders at such time and (iv) the aggregate principal amount of all Alternate Currency Loans shall not exceed the aggregate amount of the Alternate Currency Commitments of all of the Lenders at such time.

Each Revolving Credit Borrowing, Swing Line Borrowing and request for Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Revolving Credit Borrowing, Swing Line Borrowing or Letter of Credit request, as the case may be, as to the truth and accuracy of the facts specified in clauses (b), (c), (d) and (e) of this Section.

                                   Article V

                         REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants that:

                  Section 5.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where a failure to be so qualified would not have a Material Adverse Effect and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where a failure to have any such license, authorization, consent or approval would not have a Material Adverse Effect.

                  Section 5.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Loan Parties of this Agreement, the Notes and the other Loan Documents (i) are within the Loan Parties' corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no authorization, consent, approval of or action by or in respect of, or filing (other than the Uniform Commercial Code and real property filings required under this Agreement and the other Loan Documents) with, any Governmental Authority, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of any Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except in favor of the Collateral Agent, the Administrative Agent and the Lenders as provided in the Loan Documents.

                  Section 5.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each of the Loan Parties that are a party thereto enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

                  Section 5.04. Financial Information.

                  (a) (1) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2003 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young LLP, copies of which have been delivered to each of the Lenders; and (2) and the unaudited consolidated financial statements of the Borrower and its

         Consolidated Subsidiaries for the Fiscal Quarter ended September 30, 2003, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated, except, in the case of the unaudited quarterly financial statements, for normal year-end adjustments and the addition of footnotes and there are no material liabilities (other than liabilities arising under this Agreement or the other Loan Documents) or unusual forward obligations that are not set forth therein.

                  (b) Except as reflected on Schedule 5.04(b), since June 30, 2003 there has been no event, act, condition, circumstance or occurrence having, or that could reasonably be expected to have or cause, a Material Adverse Effect.

                  Section 5.05. Litigation. Except as disclosed in Schedule 5.05, there is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any Governmental Authority which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could materially impair the ability of any Loan Party to perform its obligations under, this Agreement or any of the other Loan Documents.

                  Section 5.06. Compliance with ERISA.

                  (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any unsatisfied liability to the PBGC or a Plan under Title IV of ERISA.

                  (b) Other than (i) Cadmus Journal Services, Inc.'s obligation to contribute for its employees who are Lancaster Typographical Union No. 70, Printing and Media Workers Sector, Communications Workers of America 14817 union members and (ii) Mack Printing Company's obligation to contribute for its employees who are Printers and Bindery Workers Union/C.W.A., Local #222, to the "CWA/ITU Negotiated Pension Plan", neither the Borrower nor any member of the Controlled Group is or within the prior 5 years has been obligated to contribute to any Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

                  Section 5.07. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the

Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended June 30, 2001.

                  Section 5.08. Subsidiaries. Each of the Borrower's Subsidiaries (other than Non-Operating Subsidiaries) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where a failure to be in good standing or so qualified would not have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where a failure to have any such license, authorization, consent or approval would not have a Material Adverse Effect. As of the Effective Date, the Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 5.08. Each Compliance Certificate delivered by the Borrower pursuant to Section 6.01(c) sets forth the complete name and jurisdiction of the incorporation of each Subsidiary of the Borrower created, formed or acquired during the time period covered by the financial statements applicable to such Compliance Certificate, and indicates if such Subsidiary is a Significant Subsidiary, Foreign Subsidiary and/or Non-Operating Subsidiary.
Schedule 5.08 and such Compliance Certificates accurately set forth each such Subsidiary's complete name and jurisdiction of incorporation. Each Foreign Subsidiary, each Non-Operating Subsidiary and each Significant Subsidiary indicated in such Compliance Certificate complies with the definition of Foreign Subsidiary, Non-Operating Subsidiary and/or Significant Subsidiary, as the case may be.

                  Section 5.09. Not an Investment Company. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  Section 5.10. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  Section 5.11. Ownership of Property; Liens; Collateral, Etc.

                  (a) Each of the Borrower and its Consolidated Subsidiaries has title to its Properties and other assets (tangible and intangible) sufficient for the conduct of its business, and none of such Properties or other assets is subject to any Lien except for Liens permitted by this Agreement, the Mortgages, the Borrower Security Agreement or the Subsidiary Security Agreement.

                  (b) Part A of Schedule 5.11 contains a complete and accurate list as of the Effective Date of the location, by state, county and street address, of (i) all real property in which the Borrower or any Subsidiary has any interest as owner and (ii) each other location where any of the Collateral is located or where any records relating to the Collateral are kept, if any. To the extent such real property will be a part of the Collateral, the Mortgage applicable to such real property, the recording office in which such Mortgage will be filed and the record owner of such real property are also listed on Part A of
         Schedule 5.11. The Loan Parties are the record and beneficial owners of all of the presently existing Collateral covered by the Security Documents, in each case free and clear of all Liens, except for Liens created or permitted by the Loan Documents. The Borrower and its

         Subsidiaries have good, marketable and insurable fee simple title in all real property listed on Part A of Schedule 5.11, free and clear of all Liens, except for Liens created or permitted by the Loan Documents. The Loan Parties are in possession of all real property constituting part of the Collateral and no default by the Loan Parties exists and, as of the Effective Date, the Loan Parties do not have any knowledge of any other default under any agreement relating to any real property constituting part of the Collateral, to the extent that any such default would result in loss of possession, the imposition of any Lien (other than Liens created or permitted by the Loan Documents) or loss of any ownership interest in any such real property; and no Lien exists on or with respect to the interest of the Loan Parties in any such real property, other than Liens created or permitted by the Loan Documents. Each party other than the Loan Parties in possession of any part of the real property which is a part of the Collateral as of the Effective Date is listed on Part A of Schedule 5.11, together with the terms of such possession (i.e., lease or other agreement, monthly payment and term of agreement).

                  (c) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of another Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  (d) Part B of Schedule 5.11 contains a complete and accurate list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Debt or extension of credit (or commitment for any extension of credit) to, or guaranteed by, the Borrower or any of its Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described on Part B of Schedule 5.11.

                  Section 5.12. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  Section 5.13. Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which could have or cause a Material Adverse Effect.

                  Section 5.14. Environmental Matters.

                  (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which is reasonably likely to have a Material Adverse Effect and, except as disclosed on Schedule 5.14, neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. ss. 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

                  (b) Except as disclosed on Schedule 5.14, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as inks, other chemicals used in printing operations, cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

                  (c) The Borrower, and each of its Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's, and each of its Subsidiary's and Affiliate's, respective businesses, except where a failure to procure an Environmental Authorization or a failure to comply with an Environmental Requirement would not, singly or in the aggregate, have a Material Adverse Effect.

                  Section 5.15. Compliance with Laws. The Borrower and each Subsidiary is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

                  Section 5.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower's Wholly Owned Subsidiaries are owned by the Borrower, directly or indirectly, free and clear of any Lien or adverse claim, except for the Liens provided in the Pledge Agreement. At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower, directly or indirectly, free and clear of any Lien or adverse claim, except for the Liens provided in the Pledge Agreement.

                  Section 5.17. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Swing Line Loan or Revolving Credit Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

                  Section 5.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Swing Line Loans and Revolving Credit Loans under this Agreement, neither the Borrower nor any Guarantor will be "insolvent," within the meaning of such term as defined in ss. 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

                  Section 5.19. Subordinated Debt Documents and Seller
Securities.

                  (a) No default or event of default exists under any of the Subordinated Debt Documents or will exist after giving effect to the making of any Revolving Credit Loan or Swing Line Loan or the issuance of any Letter of Credit under this Agreement. No Subordinated Debt Document has been amended or modified, and no provisions thereof have been waived (except as permitted by this Agreement). All Obligations of the Loan Parties under this Agreement and the other Loan Documents are "Senior Debt" within the meaning of, and are entitled to the benefits of, the subordination provisions contained in the Subordinated Debt Documents.

                  (b) No default or event of default exists under the Mack/Seller Promissory Notes or the Seller Securities or will exist after giving effect to the making of any Revolving Credit Loan or Swing Line Loan or the issuance of any Letter of Credit under this Agreement. Neither the Seller Securities, the Mack/Seller Promissory Notes nor any instrument, agreement or other document executed or delivered pursuant thereto or in connection therewith has been amended or modified and no provisions thereof have been waived (except as permitted by this Agreement). All Obligations of the Loan Parties under this Agreement and the other Loan Documents are "Senior Debt" within the meaning of, and are entitled to the benefits of, the subordination provisions contained in the Mack/Seller Promissory Notes or in any instrument, agreement or other document executed or delivered pursuant thereto or in connection therewith or are otherwise senior and superior in right and time of payment to any Debt under the Mack/Seller Promissory Notes or any instrument, agreement or other document executed pursuant thereto or in connection therewith.

                                   Article VI

                                    COVENANTS

                  The Borrower agrees that, so long as any Lender has any Revolving Credit Commitment, any Letter of Credit remains outstanding, or any Reimbursement Obligation or any amount payable under any Note remains unpaid:

                  Section 6.01. Information. The Borrower will deliver to each of the Lenders:

                  (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year, the related consolidated and consolidating statements of income and shareholders' equity and the related consolidated statement of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Administrative Agent;

                  (b) as soon as available and in any event within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated and consolidating statement of income and the related consolidated statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer, the chief accounting officer or the treasurer of the Borrower;

                  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit G (a "Compliance Certificate"), of the chief financial officer, the chief accounting officer or the treasurer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.03 through 6.10, inclusive, 6.13, 6.23, 6.24, 6.25, 6.26, 6.28 and 6.29 on the date of such financial statements; (ii) identifying the complete name and jurisdiction of incorporation of each Subsidiary of the Borrower created, formed or acquired during the time period covered by such financial statements; (iii) identifying any change of status occurring during the time period covered by such financial statements with regard to the Non-Operating Subsidiaries, and setting forth the calculations, financial information and other data supporting such determination; and
         (iv) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (d) simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

                  (e) within five (5) Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                  (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports (other than reports on Forms 3, 4 or 5) which the Borrower shall have filed with the Securities and Exchange Commission;

                  (h) if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or
         (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

                  (i) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary for $5,000,000 or more in excess of amounts covered in full by applicable insurance;

                  (j) promptly after the furnishing thereof, copies of any statement, notice or report furnished by any party pursuant to the terms of the Subordinated Debt Documents or the Mack/Seller Promissory Notes and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section;

                  (k) not later than 30 Business Days after the end of each Fiscal Year, preliminary operating budget, balance sheet and cash flow projections for the next succeeding Fiscal Year, prepared on a quarterly basis and approved by the Planning and Risk Management Committee of the Borrower, or any other committee of the Board of Directors of the Borrower succeeding to its duties to review and approve such preliminary operating budget, balance sheet and cash flow projections, and thereafter, within fifteen (15) Business Days of completion and approval by the Board of Directors, the final operating budget, balance sheet and cash flow projections for the next succeeding Fiscal Year; and

                  (l) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

                  Section 6.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit, representatives of the Administrative Agent and any Lender at the Administrative Agent's or such Lender's expense prior to the occurrence of an Event of Default and at the Borrower's expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired; provided the Borrower receives reasonable prior notice of such visit or inspection.

                  Section 6.03. Maximum Total Leverage Ratio. The Borrower shall not suffer or permit the Total Leverage Ratio at any time during each period set forth in the chart below to exceed the applicable ratio set forth opposite such period.

              Fiscal Quarter Ending
                During the Period:                    Total Leverage Ratio:
                ------------------                    ---------------------
         Effective Date through 12/30/04                   4.00 to 1.00
         12/31/04 through 06/29/06                         3.75 to 1.00
         06/30/06 and thereafter                           3.50 to 1.00

                  Section 6.04. Maximum Senior Leverage Ratio. The Borrower shall not suffer or permit the Senior Leverage Ratio at any time during each period set forth in the chart below to exceed the applicable ratio set forth opposite such period.

                 Fiscal Quarter Ending
                  During the Period:                Senior Leverage Ratio:
                  ------------------                ----------------------
         Effective Date through 12/30/04                   1.75 to 1.00
         12/31/04 through 06/29/06                         1.50 to 1.00
         06/30/06 and thereafter                           1.25 to 1.00

                  Section 6.05. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than the amount determined by the following computation: (1) 80% of Consolidated Net Worth, determined as of September 30, 2003 (such 80% of Consolidated Net Worth being equal to $27,412,800); plus (2) the sum of (i) 50% of the cumulative Net Proceeds of Capital Stock received during any period after the Effective Date, calculated quarterly, and (ii) 50% of the cumulative Reported Net Income of the Borrower and its Consolidated

Subsidiaries during any period after September 30, 2003 (taken as one accounting period). For purposes of this Section 6.05, Consolidated Net Worth shall be calculated without giving effect to any non-cash adjustments to Consolidated Net Worth arising solely from fluctuations in foreign currency values.

                  Section 6.06. Fixed Charge Coverage. As of the last day of any Fiscal Quarter ending during each period set forth in the chart below, the Borrower shall not suffer or permit the Fixed Charge Coverage Ratio to be less than the applicable ratio set forth opposite such period.

         Fiscal Quarter Ending
           During the Period:                 Fixed Charge Coverage Ratio:
           ------------------                 ----------------------------
   Effective Date through 12/30/04                      1.10 to 1.00
   12/31/04 through 06/29/06                            1.15 to 1.00
   06/30/06 and thereafter                              1.20 to 1.00

                  Section 6.07. Loans or Advances. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees made in the ordinary course of business and consistently with practices existing on June 30, 2003, in an aggregate outstanding principal amount that does not exceed at any time 1/2 of 1% of Consolidated Total Assets; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to Subsidiaries (other than Foreign Subsidiaries and Non-Operating Subsidiaries); (iv) subject to Section 6.23(e), loans or advances to Foreign Subsidiaries in an aggregate principal amount not to exceed $25,000,000; and (v) loans or advances to Persons not permitted under clauses (i), (ii), (iii) or (iv) of this Section if immediately after giving effect to such loans or advances not permitted under clauses (i), (ii), (iii) or
(iv) of this Section, the aggregate amount of all such loans or advances made pursuant to this Section 6.07(v) does not exceed $3,000,000; provided, that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv) or (v) of this Section, no Default shall have occurred and be continuing.

                  Section 6.08. Investments. Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except as permitted by Section
6.07 and except Investments (i) in Guarantors, (ii) in direct obligations of the United States Government maturing within one year, (iii) in certificates of deposit issued by a commercial Lender whose long term certificates of deposit are rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody's, (iv) in commercial paper rated A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within 6 months after the date of acquisition; (v) in tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by S&P and AA or the equivalent thereof by Moody's; (vi) constituting Permitted Acquisitions; and/or (vii) not permitted under Sections 6.08(i) through (vi) if immediately after giving effect to such Investments not permitted under Sections 6.08(i) through (vi), the aggregate amount of all such Investments made pursuant to this Section 6.08(vii) does not exceed $10,000,000.

                  Section 6.09. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except Permitted Liens.

                  Section 6.10. Limitation on Senior Debt. The Borrower shall not, nor shall it permit any Subsidiary to, incur, create, issue, assume or permit to exist any Consolidated Senior Debt other than (a) Consolidated Senior Debt reflected on the financial statements referred to in Section 5.04(a) for the Fiscal Quarter ended September 30, 2003 and any and all extensions and renewals of such Consolidated Senior Debt so long as the principal amount thereof is not increased; (b) Consolidated Senior Debt set forth on Schedule
6.10 hereto and any and all extensions and renewals of such Consolidated Senior Debt so long as the principal amount thereof is not increased; (c) Consolidated Senior Debt arising under letters of credit in a maximum aggregate face amount of $5,000,000, at any time outstanding, which letters of credit secure the potential obligations and liabilities of the Borrower and its Subsidiaries in connection with workers compensation claims; (d) Consolidated Senior Debt arising under letters of credit in a maximum aggregate face amount of $5,000,000, at any time outstanding, which letters of credit secure the potential obligations and liabilities of the Borrower and its Subsidiaries in connection with the purchase of production equipment during the manufacture and delivery of such equipment; (e) Consolidated Senior Debt in a maximum amount of $5,000,000, at any time outstanding, arising under capital leases; and (f) Consolidated Senior Debt in a maximum aggregate amount of $2,500,000, at any time outstanding, incurred by Foreign Subsidiaries in the local currency of such Foreign Subsidiaries.

                  Section 6.11. Maintenance of Existence. The Borrower shall, and shall cause each Significant Subsidiary to, except as permitted by Section 6.13, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields, and in fields reasonably related to, as such business is now carried on and maintained.

                  Section 6.12. Dissolution.

                  (a) Neither the Borrower nor any of its Significant Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part except through corporate reorganization to the extent permitted by Section 6.13.

                  (b) Neither the Borrower nor any of its Subsidiaries (other than Non-Operating Subsidiaries) shall (i) redeem or retire any shares of any Wholly Owned Subsidiary if (1) the declaration or making of such redemption or retirement of shares is prohibited under the terms of any Subordinated Debt Document, or (2) after giving effect to the payment for such redemption or retirement of shares, a Default or Event of Default shall occur; or (ii) redeem or retire any stock of any Subsidiary which is not a Wholly Owned Subsidiary if (1) the declaration or making of such redemption or retirement of shares is prohibited under the terms of any Subordinated Debt Document, (2) after giving effect to the payment for such redemption or retirement of shares, a Default or Event of Default shall occur, or (3) the Total Leverage Ratio is greater than 3.0 to 1.0.

                  Section 6.13. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will it permit any Subsidiary (other than Non-Operating Subsidiaries) to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower or a Subsidiary may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states,
(ii) the Borrower or the Subsidiary, as the case may be, is the corporation surviving such merger and (iii) immediately preceding and after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with the Borrower or one another, provided the conditions set forth in Section 6.13(a)(i) and (iii) are satisfied, and in the case of a merger with the Borrower, the Borrower is the corporation surviving such merger, and (c) the foregoing limitation on the sale, lease or other transfer of assets (including, without limitation, the sale or transfer of a Subsidiary) and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, a sale or transfer of assets (including, without limitation, the sale or transfer of a Subsidiary) or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so sold or transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets sold or transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters either (x) contributed more than 5% of Consolidated EBITDA during the 4 consecutive Fiscal Quarters immediately preceding such Fiscal Quarter, or (y) constituted more than 5% of Consolidated Total Assets at the end of such Fiscal Quarter.

                  Section 6.14. Use of Proceeds.

                  (a) No portion of the proceeds of the Swing Line Loans and Revolving Credit Loans will be used by the Borrower or any Subsidiary
         (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation (other than in connection with an acquisition that constitutes a Permitted Acquisition), (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation. If requested at any time by any Lender, the Borrower will furnish to the Administrative Agent and each such Lender a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U of the Board of Governors of the Federal Reserve System of the United States as now and from time to time hereafter in effect.

                  (b) The proceeds of the Swing Line Loans and Revolving Credit Loans shall be used exclusively by the Borrower (i) to refinance existing indebtedness and to terminate the securitization financing programs of the Borrower; (ii) to finance Permitted Acquisitions and Restricted Payments made pursuant to Section 6.29, or (iii) for working capital and general corporate purposes.

                  Section 6.15. Compliance with Laws; Payment of Taxes; Compliance with Multiemployer Plans.

                  (a) The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Administrative Agent, the Borrower shall have set up reserves in accordance with GAAP.

                  (b) The Borrower shall not permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Borrower and members of the Controlled Group to exceed $2,000,000 at any time. For purposes of this
         Section 6.15(b), the amount of withdrawal liability of the Borrower and members of the Controlled Group at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof which the Borrower and members of the Controlled Group have paid or as to which the Borrower reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability, provided that the Borrower shall obtain prompt written advice from independent actuarial consultants supporting such determination.

                  Section 6.16. Insurance.

                  (a) In addition to the insurance required by the Security Documents, the Borrower will, and will cause each of its Subsidiaries to, keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

                  (b) The Borrower will, and will cause each of its Subsidiaries to, cause all such policies to be endorsed or otherwise amended to include a "standard" lender's loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement" without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require

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         from time to time to protect their interests; deliver original or certified copies (or certificates evidencing the same) of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason or nonpayment of premium upon not less than 10 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums or (ii) for any other reason upon not less than 30 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

                  (c) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.16 or any of the Security Documents is taken out by the Borrower, and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

                  (d) In connection with the covenants set forth in this Section 6.16, it is understood and agreed that:

                  (i) none of the Administrative Agent, the Collateral Agent, the Lenders, or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.16, it being understood that (A) the Borrower and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees; and

                  (ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Lenders under this Section 6.16 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and its Subsidiaries or the protection of their properties and the Administrative Agent, the Collateral Agent and the Lenders shall have the right from time to time to require the Borrower and the other Loan Parties to keep other insurance in such form and amounts the Administrative Agent, the Collateral Agent or the Lenders may reasonably request, provided that such insurance shall be obtainable on commercially reasonable terms.

                  Section 6.17. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Administrative Agent.

                  Section 6.18. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets material to its business in good condition, repair and working order, ordinary wear and tear excepted.

                  Section 6.19. Environmental Notices. The Borrower shall furnish to the Lenders and the Administrative Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing. The Borrower and its Subsidiaries shall give Administrative Agent and the Collateral Agent prompt written notice if the Borrower or any of its Subsidiaries receives any notice with regard to Hazardous Materials on, from or affecting the Properties in violation of any Environmental Laws and shall conduct and complete all investigations and all cleanup actions necessary to remove such Hazardous Materials from the Properties to the extent required by Environmental Laws.

                  Section 6.20. Environmental Matters. The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, install, place upon, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for: (1) Hazardous Materials such as inks, other chemicals used in printing operations, cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, installed, placed upon, disposed, managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements; and (2) the trichloroethylene that continues to be recovered with ground water from the property commonly known as 3575 Hempland Road, Lancaster, Pennsylvania, as described on Schedule 5.14. The Borrower and its Subsidiaries shall cause the Properties to comply with Environmental Laws in all material respects and be free and clear of any Liens imposed pursuant to Environmental Laws.

                  Section 6.21. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

                  Section 6.22. Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary, other than a Non-Operating Subsidiary), except as permitted by law and in the ordinary course of business, and pursuant to terms which are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate.

                  Section 6.23. Subsidiaries.

                  (a) The Borrower shall cause any Person which becomes a Subsidiary (other than a Foreign Subsidiary or a Non-Operating Subsidiary), after the Effective Date to become a party to, and agree to be bound by the terms of, the Guaranty pursuant to an instrument in form and substance satisfactory to the Administrative Agent executed and delivered to the Collateral Agent within ten (10) Domestic Business Days after the day on which such Person became a Subsidiary. The Borrower shall also cause the items specified in Section 4.01(b) and
         (d) to be delivered to the Collateral Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Subsidiary.

                  (b) The Borrower shall, or shall cause any Subsidiary (the "Pledgor Subsidiary") to, pledge 100% of the shares of capital stock owned by the Borrower or such Pledgor Subsidiary in any Person which becomes a Subsidiary (other than any Non-Operating Subsidiary) after the Effective Date pursuant to a pledge agreement in form and substance substantially identical to the Pledge Agreement by execution and delivery by the Borrower or such Pledgor Subsidiary to the Collateral Agent within (i) in the case of Domestic Subsidiaries, ten (10) Domestic Business Days and (ii) in the case of Foreign Subsidiaries, thirty (30) Domestic Business Days, after the day on which such Person became a Subsidiary and shall deliver to the Collateral Agent such shares of capital stock together with stock powers executed in blank. The Borrower shall also cause the items specified in Section 4.01(b) and (d) to be delivered to the Administrative Agent concurrently with the pledge agreement referred to above, modified appropriately to refer to such pledge agreement and such Subsidiary. Notwithstanding the foregoing, in the event that such Subsidiary is a Foreign Subsidiary, the Borrower or Pledgor Subsidiary, as the case may be, shall be required to pledge only 65% of the total capital stock outstanding of such Foreign Subsidiary.

                  (c) Once any Subsidiary becomes party to the Guaranty in accordance with Section 4.01(e) or Section 6.23(a) or any shares of capital stock of such Subsidiary are pledged to the Administrative Agent in accordance with Sections 4.01(g), Section 4.01(i) or Section 6.23(b), such Subsidiary (including, without limitation, all Subsidiaries that are Loan Parties on the date hereof) thereafter shall remain a party to the Guaranty and the shares of capital stock in such Subsidiary (including, without limitation, all Subsidiaries that are Loan Parties on the date hereof) shall remain subject to the pledge to the Collateral Agent, as the case may be, unless, pursuant to Section 10.05(b), the Administrative Agent receives written notice from the Borrower (with reasonably detailed representations) that such Subsidiary has become a Non-Operating Subsidiary, and subsequently releases such Non-Operating Subsidiary as a Guarantor and releases such Non-Operating Subsidiary's shares of capital stock to the relevant Pledgor Subsidiary.

                  (d) The Borrower will, and will cause the Subsidiaries to, execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Security Documents (subject to the existence of Liens permitted under this Agreement or any other Loan Document). The Borrower will (i) cause any subsequently acquired or organized Subsidiary (other than a Foreign Subsidiary) to become a party to the Subsidiary Security Agreement in favor of the Collateral Agent and to enter into, if such Subsidiary owns any real property, a mortgage (or similar instrument) in substantially the form of the Mortgage, covering such real property, (ii) enter into, and cause each existing Subsidiary and Pledgor Subsidiary and such newly acquired or organized Subsidiary or Pledgor Subsidiary to enter into, the Indemnity, Subrogation and Contribution Agreement, and (iii) deliver, or cause to be delivered, to the Administrative Agent and the Lenders, the items specified in Sections 4.01(b) and (d), modified appropriately to refer to such Subsidiary Security Agreement, Mortgage and Indemnity, Subrogation and Contribution Agreement and such Subsidiary or Pledgor Subsidiary. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Collateral Agent shall designate (it being understood that it is the intent of the parties hereto that the Obligations shall be secured, by among other things, substantially all of the assets of the Borrower and its Subsidiaries (including assets acquired subsequent to the Effective Date)). Such Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent and the Collateral Agent all such instruments and documents (including legal opinions and lien searches) as the Administrative Agent and the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Administrative Agent and the Collateral Agent shall reasonably request as to the perfection and priority status of each such Lien. Notwithstanding the foregoing, this clause (d) shall not apply to any Non-Operating Subsidiary.

                  (e) Simultaneously with making any loan or advance pursuant to
         Section 6.07(iv), the Borrower shall (i) pledge the negotiable promissory note in the principal amount of any such loan or advance, or, if relevant, the Dollar Equivalent of such loan or advance, executed by the relevant Foreign Subsidiary in favor of the Borrower pursuant to a pledge agreement in form and substance substantially identical to the Pledge Agreement by execution and delivery by the Borrower to the Collateral Agent, and (ii) deliver to the Collateral Agent a blank and undated allonge for such negotiable promissory note executed by the Borrower and in form and substance satisfactory to the Collateral Agent.

                  Section 6.24. Acquisitions. The Borrower will not, nor will it permit any Subsidiary to make any Acquisition other than a Permitted Acquisition.

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

                  Section 6.25. Subordinated Debt, Subordinated Debt Documents and Seller Securities.

                  (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, redeem, purchase, discharge, pay, prepay or defease all or any portion of the principal or interest of the Subordinated Debt, prior to the indefeasible payment in full in cash of all Obligations, except that (i) the Borrower may pay interest on the Subordinated Debt in accordance with the provisions of the Subordinated Debt Documents as in effect and in accordance with the terms of the Subordinated Debt Documents, or as amended in accordance with the provisions of Section 6.25 so long as no Event of Default then exists;
         (ii) all or substantially all of the Senior Subordinated Notes may be refinanced in a single transaction or series of transactions, provided that such refinancing does not (A) increase the outstanding principal amount thereof, other than increases to the principal amount of the Subordinated Debt incurred due to the financing of any premiums related to such refinancing (rounded up to the nearest $5,000,000 increment),
         (B) provide for an earlier maturity date than the maturity date in effect on the date hereof, (C) increase the applicable interest rate in effect on the date hereof, or (D) provide for any other terms and conditions not favorable to the Lenders (as determined by the Administrative Agent in its sole discretion); and (iii) the Borrower may make principal payments on the Subordinated Debt subject to the limitations set forth in Section 6.29.

                  (b) The Borrower shall not take any action in violation of the provisions of the Subordinated Debt Documents pursuant to which the indebtedness, liabilities and obligations evidenced by the Subordinated Debt Documents are subordinated and made junior to the Revolving Credit Loans, Swing Line Loans and all of the other Obligations. The Borrower shall not permit any Subsidiary to take any action which shall result in violation of the provisions of the Subordinated Debt Documents pursuant to which the indebtedness, liabilities and obligations evidenced by the Subordinated Debt Documents are subordinated and made junior to the Revolving Credit Loans, Swing Line Loans and all of the other Obligations.

                  (c) The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, alter or modify, or consent to or suffer any amendment, alteration or modification of, the Subordinated Debt Documents without the prior written consent of the Administrative Agent and the Required Lenders, if such amendment, alteration or modification adversely affects the subordination provisions thereof or imposes any more onerous term or condition on the Borrower or any of its Subsidiaries than is contained in such agreement, note or document as of the date hereof or is otherwise in any way adverse to the Borrower, any of its Subsidiaries or the Lenders. The Borrower shall deliver to the Administrative Agent notice and a copy of any proposed amendment, alteration or modification which, in the opinion of the Borrower, does not affect the subordination provisions of any such agreement, note or document or impose any more onerous term or condition on the Borrower or any of its Subsidiaries than is contained in such agreement, note or document as of the date hereof and is not otherwise in any way adverse to the Borrower, any of its Subsidiaries or the Lenders, at least ten
         (10) Domestic Business Days prior to the effective date of such proposed amendment, alteration or modification and, if at least three
         (3) Domestic Business Days prior to the effective date of such amendment, alteration or modification, the Administrative Agent shall deliver notice to the Borrower stating that, in the opinion of the Administrative Agent (rendered in its sole discretion), such proposed amendment, alteration or modification requires the approval of the Administrative Agent and the Required Lenders, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into such amendment, alteration or modification without the prior written consent of the Administrative Agent and the Required Lenders.

                  Section 6.26. Limitation on Sale/Leaseback Transactions and Securitizations. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any (i) Sale/Leaseback Transaction (except for Permitted Sale/Leaseback Transactions) or (ii) any securitization financing programs.

                  Section 6.27. No Restrictive Agreement. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement (other than the Subordinated Debt Documents) that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Borrower or any Subsidiary; the incurrence or payment of Debt, the granting of Liens, the declaration or payment of dividends or other distributions in respect of Stock of the Borrower or any Subsidiary, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition or property, real, personal or mixed, tangible or intangible; provided, however, that any such indenture, agreement, instrument or other arrangement executed and delivered by the Borrower for the sole purpose of financing the acquisition of assets of the Borrower may impose materially adverse conditions upon the sale, assignment, transfer or other disposition of the assets being financed pursuant to such indenture, agreement, instrument or other arrangement.

                  Section 6.28. Casualty and Condemnation.

                  (a) The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any of the real property or personal property of the Borrower or any Subsidiary occurring in any Fiscal Year resulting in gross proceeds in excess of $250,000 or, when aggregated with all other casualties or damage which shall have previously occurred in such Fiscal Year, in excess of $250,000, or the commencement of any action or proceeding for the taking of any of the real property or personal property of the Borrower or any Subsidiary or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

                  (b) Subject to paragraph (d) of this Section, if any event described in paragraph (a) of this Section results in cash proceeds (whether in the form of insurance proceeds, condemnation awards or otherwise), the Borrower or such Subsidiary shall utilize such cash proceeds to pay the costs of repairing, restoring or replacing the affected property in accordance with paragraph (c) of this Section, unless the Borrower elects not to replace, restore or repair such property.

                  (c) Subject to paragraph (d) of this Section, if any cash proceeds have not been utilized to replace, restore or repair such property on that date that is nine months after the occurrence of the event resulting in such cash proceeds or if the Borrower elects not to replace, repair or restore the affected property, then, to the extent required under Section 6.28(a), such cash proceeds shall be applied to the reduction of the Revolving Credit Commitments as provided in
         Section 2.08.

                  (d) If an Event of Default has occurred and is continuing and an event described in paragraph (a) of this Section shall have occurred, the provisions of the Mortgage affecting the damaged property shall supercede paragraphs (b) and (c) of this Section and shall control the application of such cash proceeds received or to be received.

                  Section 6.29. Restricted Payments. The Borrower will not declare or make any Restricted Payment at any time except (A) pursuant to
Section 6.25(a)(i), any interest payments with respect to Subordinated Debt; (B) pursuant to Section 6.25(a)(ii), any refinancing of all or substantially all of the Senior Subordinated Notes; (C) any principal payments with respect to Subordinated Debt; (D) repurchases of the Borrower's common stock outstanding; and (E) payments of dividends; provided that, after giving effect to the payment of any Restricted Payment set forth in (C) or (D) of this Section, (1) immediately prior to, immediately after giving effect to, or as a result of, any such Restricted Payment, the Borrower certifies that it is in pro forma compliance with Sections 6.03, 6.04, 6.05 and 6.06 and provides the Administrative Agent satisfactory (as determined in the sole discretion of the Administrative Agent) calculations demonstrating such compliance, (2) no Default shall have occurred and be continuing; (3) immediately after giving effect to such Restricted Payment, each of the Total Leverage Ratio and the Senior Leverage Ratio calculated on a pro forma basis shall be at least 0.25% less than the maximum Total Leverage Ratio and the maximum Senior Leverage Ratio permitted under Section 6.03 or 6.04, respectively; (4) the Revolving Credit Availability is not less than $10,000,000; and (5) the aggregate of amount of such repayments and repurchases, when added to the aggregate amount of all other Restricted Payments made pursuant to (C) and (D) of this Section from the Effective Date, does not exceed $15,000,000.

                  Notwithstanding the foregoing, if at the time the Borrower wishes to make a repayment or repurchase as set forth in clauses (C) or (D) above, the Total Leverage Ratio is less than 2.5 to 1.0 and the Senior Leverage Ratio is less than 1.0 to 1.0, each on a pro forma basis giving effect to such repayment or repurchase, the $15,000,000 limit set forth in clause (5) above shall be deemed to be $30,000,000 at the time of such repayment and repurchase only.

                                  Article VII

                                    DEFAULTS

                  Section 7.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                  (a) the Borrower shall fail to pay when due any principal of any Revolving Credit Loan, Swing Line Loan or any Reimbursement Obligations with respect to any Letter of Credit or shall fail to pay any interest on any Revolving Credit Loan or Swing Line Loan within five (5) Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five (5) Domestic Business Days after such fee or other amount becomes due; or

                  (b) the Borrower or any Subsidiary shall fail to observe or perform any covenant contained in Sections 6.02(ii), or 6.03, 6.04, 6.05, 6.06, or 6.10 to 6.14, inclusive, Section 6.23, Section 6.24,
         Section 6.25, Section 6.26, Section 6.27, Section 6.28, or Section
         6.29;

                  (c) any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in any Loan Document (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which an Executive Officer of any Loan Party has knowledge of such failure or
         (ii) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender; or

                  (d) any representation, warranty, certification or statement made or deemed made by any Loan Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

                  (e) the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding (other than the Loans) in an aggregate principal amount in excess of $5,000,000 when due or within any applicable grace period; or

                  (f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary in an aggregate principal amount in excess of $5,000,000 or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

                  (g) the Borrower, any Pledgor Subsidiary or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                  (h) an involuntary case or other proceeding shall be commenced against the Borrower, any Pledgor Subsidiary or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, any Pledgor Subsidiary or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

                  (i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans in a distress termination under Section 4041(c) of ERISA shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

                  (j) one or more final and non-appealable judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower, any Pledgor Subsidiary or any Significant Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

                  (k) a federal tax lien shall be filed against the Borrower, any Pledgor Subsidiary or any Significant Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower, any Pledgor Subsidiary or any Significant Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

                  (l) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 22% or more of the outstanding shares of the Voting Stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

                  (m) if any provision of this Agreement, any Note, the Guaranty, any Security Document or the Indemnity Subrogation and

         Contribution Agreement shall for any reason cease to be valid and binding on any Loan Party, or any Loan Party shall deny or disaffirm its obligations thereunder; or

                  (n) if any Security Document shall for any reason cease to create a valid and perfected first priority security interest (subject to the existence of Liens permitted under this Agreement or any other Loan Document) in any of the Collateral purported to be encumbered thereby; or

                  (o) an event of default shall occur and be continuing under any Security Document and such default or event of default continues beyond any applicable cure or grace period provided in such Security Document; or

                  (p) an event of default shall occur under any of the Subordinated Debt Documents;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrower terminate the Revolving Credit Commitments and they shall thereupon terminate, (ii) if requested by the Swing Line Lender, by notice to the Borrower terminate the Swing Line facility set forth in Section 2.14; and (iii) if requested by the Required Lenders, by notice to the Borrower (A) declare the Loans (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be immediately due and payable and (B) require the Borrower to immediately deposit with the Administrative Agent cash collateral in an amount equal to 105% of the undrawn amount available under the Letters of Credit, and the Loans (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents and such cash collateral amount shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or
(h) above occurs with respect to the Borrower, without any notice to the Borrower, any Guarantor or any other act by the Administrative Agent or the Lenders, the Revolving Credit Commitments and the Swing Line facility set forth in Section 2.14 shall thereupon automatically terminate and the Loans (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents and such cash collateral amount shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

                  Section 7.02. Notice of Default. The Administrative Agent shall give notice to the Borrower of any Default under Section 7.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

                                  Article VIII

                                     AGENCY

                  Section 8.01. Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wachovia Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

                  Section 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

                  Section 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

                  (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

                  (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

                  (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.05 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                  Section 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                  Section 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                  Section 8.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

                  Section 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

                  Section 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, neither of the Co-Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

                                   Article IX

                      CHANGE IN CIRCUMSTANCES; COMPENSATION

                  Section 9.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

                  (a) the Administrative Agent determines that deposits in Dollars or any Alternate Currency (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

                  (b) the Required Lenders advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding the relevant type of Eurocurrency Loans for such Interest Period, or

                  (c) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternate Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or

                  (d) it has become otherwise materially impractical for the Administrative Agent or the Lenders to make an Alternate Currency Loan,

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make the Eurocurrency Loans specified in such notice shall be suspended. Unless the Borrower notifies the Administrative Agent at least two (2) Domestic Business Days before the date of any Eurocurrency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such borrowing shall instead be made as a Base Rate Borrowing.

                  Section 9.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by any Lender (or its Domestic or Eurocurrency Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its Eurocurrency Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurocurrency Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Domestic or Eurocurrency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurocurrency Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each

Eurocurrency Loan of such Lender, together with accrued interest thereon. Concurrently with prepaying each such Eurocurrency Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount in Dollars from such Lender (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Loans of the other Lenders), and such Lender shall make such a Base Rate Loan.

                  Section 9.03. Increased Costs.

                  (a) Increased Costs Generally. If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted London Interbank Offered Rate) or the Issuing Bank;

                  (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Sections 2.11(c) through (h) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

                  (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. The amount of such compensation shall be determined, in the Lender's or Issuing Bank's sole discretion, based upon the assumption that such Lender or Issuing Bank funded its Revolving Credit Commitment, as applicable of the Eurocurrency Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

                  (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender's or the Issuing Bank's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

                  (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                  (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

                  Section 9.04. Exchange Indemnification. The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent or any applicable Lender, (iii) any interest or any other return, including principal, foregone by the Administrative Agent or any applicable Lender as a result of the introduction of, change over to or operation of the Euro, or (iv) any currency exchange loss, in any such case that the Administrative Agent or any other Lender sustains as a result of any payment being made by the Borrower in a Currency other than that originally extended to the Borrower. A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent or the applicable Lender shall be conclusively presumed to be correct save for manifest error.

                  Section 9.05. Regulatory Limitation. In the event, as a result of increases in the value of Alternate Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make Loans (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. ss.84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. ss.84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional commitments such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on the Revolving Credit Commitment of each Lender and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

                  Section 9.06. Base Rate Loans Substituted for Eurocurrency Loans. If (i) the obligation of any Lender to make or maintain Eurocurrency Loans has been suspended pursuant to Section 9.02 or (ii) any Lender has demanded compensation under Section 9.03, and the Borrower shall, by at least 5 Eurocurrency Business Days' prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

                  (a) all Revolving Credit Loans which would otherwise be made by such Lender as Eurocurrency Loans shall be made instead as Base Rate Loans (in all cases interest and principal on such Revolving Credit Loans shall be payable contemporaneously with the related Eurocurrency Loans of the other Lenders), and

                  (b) after each of its Eurocurrency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Eurocurrency Loans shall be applied to repay its Base Rate Loans instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Lender, the Borrower shall remain liable for, and shall pay to such Lender as provided herein, all amounts due such Lender under Section
9.03 in respect of the period preceding the date of conversion of such Lender's Revolving Credit Loans resulting from the Borrower's election.

                  Section 9.07. Compensation. Upon the request of any Lender, delivered to the Borrower and the Administrative Agent, the Borrower shall pay to such Lender such amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender as a result of:

                  (a) any payment or prepayment (pursuant to Section 2.09, Section 2.10 or otherwise) of a Eurocurrency Loan on a date other than the last day of an Interest Period for such Eurocurrency Loan;

                  (b) any failure by the Borrower to prepay a Eurocurrency Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

                  (c) any failure by the Borrower to borrow a Eurocurrency Loan on the date for the Eurocurrency Borrowing of which such Eurocurrency Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Eurocurrency Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Eurocurrency Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Eurocurrency Loan provided for herein over
(y) the amount of interest (as reasonably determined by such Lender) such Lender would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

                  Section 9.08. Designation of a Different Lending Office. If any Lender requests compensation under Section 9.03, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 2.11(c) through (h), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 9.03 or 2.11(c) through (h), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  Section 9.09. Replacement of Lenders. If any Lender requests compensation under Section 9.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 2.11(c) through (h), or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

                  (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07;

                  (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in payments made by an Issuing Lender pursuant to a Letter of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.07(a)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

                  (iii) in the case of any such assignment resulting from a claim for compensation under Section 9.03 or payments required to be made pursuant to Sections 2.11(c) through (h), such assignment will result in a reduction in such compensation or payments thereafter; and

                  (iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                   Article X

                                  MISCELLANEOUS

                  Section 10.01. Notices; Effectiveness; Electronic
Communication.

                  (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

                  (i) if to the Borrower or any other Loan Party, to it at 1801 Bayberry Court, Suite 200, Richmond, Virginia 23226, Attention of Paul
         K. Suijk (Telecopier No. (804) 287-5230; Telephone No. (804) 287-5694);

                  (ii) if to the Administrative Agent or the Collateral Agent, to Wachovia at 301 South College Street, 5th Floor, Charlotte, North Carolina 28288-0760, Attention of Will Goley, Loan Syndications - Agency Management (Telecopier No. (704) 383-7611; Telephone No. (704) 383-8180); with copies to, in the case of any Notice of Borrowing, Wachovia Securities, Agency Services, c/o Roger Sherman, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680 (Telecopier No. (704) 383-0288; Telephone No. (704) 715-1880);

                  (iii) if to the Issuing Bank, to it at 301 South College Street, 5th Floor, Charlotte, North Carolina 28288-0760, Attention of Will Goley, Loan Syndications - Agency Management (Telecopier No. (704) 383-7611; Telephone No. (704) 383-8180); and

                  (iv) if to a Lender, to it at its Domestic Lending Office address (or relevant telecopier number), and for notices relating to Alternate Currency Loans only, with a copy to its Foreign Lending Office (or relevant telecopier number), each as set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

                  (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender or the Issuing Bank pursuant to Sections 2.02, 2.14 and 3.04(b), as the case may be, if such Lender, the Swing Line Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

                  (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

                  Section 10.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  Section 10.03. Expenses; Indemnity; Damage Waiver.

                  (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Swing Line Lender, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swing Line Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                  (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

                  (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, the Swing Line Lender or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Line Lender or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.10.

                  (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

                  (e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

                  Section 10.04. Set-Offs; Sharing of Set-Offs.

                  (a) If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever Currency) at any time held and other obligations (in whatever Currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                  (b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

                  (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

                  (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in payments made by an Issuing Lender pursuant to a Letter of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

                  Section 10.05. Amendments and Waivers.

                  (a) Any provision of this Agreement, the Loans or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent) or the Borrower and the Administrative Agent after the Administrative Agent having received the consent of the Required Lenders; provided that no such amendment or waiver shall, unless signed by any Lender affected thereby, (i) change the Revolving Credit Commitment of any Lender or subject any Lender to any additional obligation, (ii) change the principal of or reduce the rate of interest on any Swing Line Loan, Revolving Credit Loan or Reimbursement Obligation or the amount of any fees hereunder or the amount of the Obligations (as defined in the Guaranty) payable by any Guarantor under the Guaranty, (iii) change the date fixed for any payment of principal of or interest on any Swing Line Loan, Revolving Credit Loan or Reimbursement Obligation or any fees hereunder or any of the Obligations (as defined in the Guaranty) under the Guaranty, (iv) change the amount of principal or reduce the amount of interest or fees due on any date fixed for the payment thereof under this Agreement, the Loans or any other Loan Document, (v) change the percentage of the Revolving Credit Commitment or of the aggregate unpaid principal amount of the Loans, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or modify the definition of Required Lenders, (vi) change the manner of application of any payments made under this Agreement, the Guaranty or the Loans, (vii) except as provided in clause (b) of this Section, release or substitute all or any substantial part of the Collateral held as security for the Swing Line Loans, the Revolving Credit Loans, the Reimbursement Obligations or any of the Obligations, (viii) waive any of the conditions precedent contained in Section 4.01 or Section 4.02, or (ix) except as provided in clause (b) of this Section, release, discharge or terminate any guaranty given to support payment of the Revolving Credit Loans (including, without limitation, the Guaranty); provided further that no such amendment or waiver shall, unless signed by the Swing Line Lender or the Issuing Bank, as the case may be, change any provision of this Agreement relating to the Swing Line Loans (including without limitation Section 2.14) or the Letters of Credit, respectively.

                  (b) Notwithstanding clauses (vii) or (ix) of this Section, in the event the Borrower represents pursuant to a written notice that a Subsidiary which is a Loan Party has become a Non-Operating Subsidiary (such notice to be accompanied by reasonably detailed representations in form and substance satisfactory to the Administrative Agent in its sole judgment establishing that such Subsidiary is a Non-Operating Subsidiary), the Administrative Agent may, without the prior consent of any Lender affected thereby, (1) release the guaranty of such Non-Operating Subsidiary (including, from the Guaranty), and (2) release the shares of capital stock of such Non-Operating Subsidiary to the relevant Pledgor Subsidiary.

                  (c) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Lender shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Lender forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Lenders. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as such) as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Lenders.

                  Section 10.06. Margin Stock Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

                  Section 10.07. Successors and Assigns.

                  (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

                  (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

                  (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

                  (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent and the Issuing Bank unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

                  (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article IX, and Sections 2.11 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

                  (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Participations. Any Lender or the Swing Line Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's or Swing Line Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's or Swing Line

         Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender or Swing Line Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Swing Line Lender and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender's or such Swing Line Lender's rights and obligations under this Agreement.

                  Any agreement or instrument pursuant to which a Lender or Swing Line Lender sells such a participation shall provide that such Lender or such Swing Line Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender or such Swing Line Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: (i) the change of any date fixed for the payment of principal of or interest on the related Swing Line Loan, Revolving Credit Loan or Swing Line Loans or Revolving Credit Loans or Reimbursement Obligations, (ii) the change of the amount of any principal, or the reduction of any interest or fees due on any date fixed for the payment thereof with respect to the related Swing Line Loan or Revolving Credit Loan or Swing Line Loans or Revolving Credit Loans or Reimbursement Obligations, (iii) the change of the principal of the related Swing Line Loan or Revolving Credit Loan or Swing Line Loans or Revolving Credit Loans or Reimbursement Obligations, (iv) any reduction in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the Collateral held as security for the Swing Line Loans or Revolving Credit Loans or Reimbursement Obligations, or (vi) the release of any guaranty given to support payment of the Revolving Credit Loans. Each Lender selling a participating interest in any Swing Line Loan or Revolving Credit Loan, Reimbursement Obligation, Note, Revolving Credit Commitment or other interest under this Agreement shall, within ten (10) Domestic Business Days of such sale, provide the Borrower and the Administrative Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Article IX, and Section 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to, and subject to, the benefits of Section 10.04 as though it were a Lender.

                  (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Article IX and
         Section 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11(g) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.11(g) as though it were a Lender.

                  (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  Section 10.08. Treatment of Certain Information;
Confidentiality

                  Each of the Administrative Agent, the Lenders, the Swing Line Lender and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

                  For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                  Notwithstanding anything herein to the contrary, "Information" shall not include, and the Borrower, the other Loan Parties, the Administrative Agent, each Lender, the Swing Line Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates), and any other party, may disclose to any and all Persons, without limitation of any kind, (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby ("tax treatment") and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to any of the Persons referred to above relating to such tax treatment or facts.

                  Section 10.09. Representation by Lenders. Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Swing Line Loans and Revolving Credit Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 10.07, the disposition of the Note or Notes held by that Lender shall at all times be within its exclusive control.

                  Section 10.10. Obligations Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

                  Section 10.11. Survival of Certain Obligations. Sections 9.03(a), 9.03(b), 9.07 and 10.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding the termination of this Agreement, the Revolving Credit Commitments, the Letters of Credit and the payment in full of the principal of and interest on all Swing Line Loans and Revolving Credit Loans and of the Reimbursement Obligations.

                  Section 10.12. Governing Law; Arbitration; Waiver of Jury Trial, Etc.

                  (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of North Carolina.

                  (b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section
         10.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

                  (c) Arbitration.

                  (i) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to this Agreement or any other document executed in connection herewith between parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the

         "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to Swap Agreements.

                  (ii) All arbitration hearings shall be conducted in Charlotte, North Carolina. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

                  (iii) Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

                  (iv) The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

                  (d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

         PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  Section 10.13. Severability. In case any one or more of the provisions contained in this Agreement, the Loans or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

                  Section 10.14. Judgment Currency. The obligation of the Borrower to make payments of the principal of and interest on the Loans and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the Currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other Currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular Currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrower to make payments in the applicable Currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Currency expressed to be payable pursuant to the applicable Loan Document.

                  Section 10.15. Interest. In no event shall the amount of interest due or payable hereunder or under the Loans exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Lender by the Borrower or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Lender in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

                  Section 10.16. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

                  Section 10.17. Counterparts; Integration; Effectiveness; Electronic Execution.

                  (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                  (b) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

                                   Article XI

                            AMENDMENT AND RESTATEMENT

                  Section 11.01. Interrelationship with the Existing Credit Agreement.

                  (a) As stated in the preamble hereof, this Agreement is intended to amend and restate the provisions of the Existing Credit Agreement and, except as expressly modified herein, (x) all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the Effective Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to Administrative Agent or the Lenders,
         (y) the Obligations under the Existing Credit Agreement shall continue to be paid or prepaid on or prior to the Effective Date in accordance with the Existing Credit Agreement, and shall from and after the Effective Date continue to be owing and be subject to the terms of this Agreement and (z) this Agreement shall not be deemed to evidence or result in a novation or repayment of the Loans and reborrowing hereunder, but obligations under the Existing Credit Agreement and Liens securing payment and performance thereof shall in all respects be continuing as Obligations under this Agreement and Liens securing payment and performance thereof.

                  (b) All references in the other Loan Documents and the Loan Documents executed in connection with the Existing Credit Agreement (the "Original Loan Documents") to (i) the Existing Credit Agreement or the "Credit Agreement" shall be deemed to include references to this Agreement, as amended, restated, supplemented or otherwise modified from time to time, and (ii)(1) the "Banks" or a "Bank" shall be deemed to mean "Lenders" or a "Lender" as defined in this Agreement, (2) the "Agent" shall be deemed to mean the "Administrative Agent" as defined in this Agreement, and (3) the "Collateral Administrative Agent" shall be deemed to mean the "Collateral Agent" as defined in this Agreement. All Obligations of the Borrower under the Existing Credit Agreement shall be governed by this Agreement from and after the Effective Date. The Loan Documents executed in connection with the Existing Credit Agreement that are not superseded by corresponding Loan Documents executed and delivered in connection with this Agreement shall remain in full force and effect. All references to the Existing Credit Agreement in the Original Loan Documents shall be deemed to refer to this Agreement without further amendment thereof.

                  (c) Each Loan Party hereby acknowledges and agrees that each of the Original Loan Documents, as such Original Loan Document may be amended and restated on the Effective Date, to which such Loan Party is a party remains in full force and effect and hereby ratifies and reaffirms all of its respective payment and performance obligations, contingent or otherwise, under each of the Original Loan Documents, as such Original Loan Document may be amended and restated on the Effective Date, to which it is a party and, to the extent such Loan Party granted Liens on or security interests in any of its properties pursuant to any of the Original Loan Documents, as such Original Loan Document may be amended and restated on the Effective Date, as security for the Obligations, such Loan Party, as the case may be, hereby ratifies and reaffirms such grant of security and confirms and agrees that such Liens and security interests secure all of the Obligations and remain in full force and effect after giving effect to this Agreement. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative or any Lender under the Existing Credit Agreement or any Original Loan Document, nor constitute a waiver of any provision of the Existing Credit Agreement or any Original Loan Document, except as specifically set forth therein.

                  Section 11.02. Confirmation of Existing Obligations. The Borrower and each other Loan Party acknowledges and agrees that as of the Effective Date, the outstanding balance of the loans (including accrued interest thereon but excluding all of the fees and expenses (including professional fees and expenses) related thereto) under the Existing Credit Agreement was $15,584,849.82 and that neither the Borrower nor any other Loan Party has any defense, counterclaim or setoff with respect to the payment thereof.

                [Remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.



                                      BORROWER
                                      --------

                                      CADMUS COMMUNICATIONS CORPORATION
                                       a Virginia Corporation

                                      By:     /s/ Christopher T. Schools (SEAL)
                                      Name:   Christopher T. Schools
                                      Title:  Vice President and Treasurer

                                      ADMINISTRATIVE AGENT:
                                      ---------------------

                                      WACHOVIA BANK, NATIONAL ASSOCIATION
                                       as Administrative Agent, Issuing Bank,
                                       Swing Line Lender, and a Lender

                                      By:     /s/ Willaim R. Goley (SEAL)
                                      Name:   Willaim R. Goley
                                      Title:  Director

                                      LENDERS
                                      -------

                                      BANK OF AMERICA, N.A.,
                                       as Syndication Agent and Lender

                                      By:     /s/ Scott K. Mitchell (SEAL)
                                      Name:   Scott K. Mitchell
                                      Title:  Senior Vice President

                                      BNP PARIBAS
                                       as Co-Documentation Agent and a Lender

                                      By:     /s/ Duane Helkowski (SEAL)
                                      Name:   Duane Helkowski
                                      Title:  Managing Director

                                      By:     /s/ Shayn March (SEAL)
                                      Name:   Shayn March
                                      Title:  Vice President

                                      ING Capital LLC
                                       as Co-Documentation Agent and a Lender

                                      By:     /s/ Edward Carpenter (SEAL)
                                      Name:   Edward Carpenter
                                      Title:  Vice President

                                      THE ROYAL BANK OF SCOTLAND PLC.
                                       as Co-Documentation Agent and a Lender

                                      By:     /s/ David Lucas (SEAL)
                                      Name:   David Lucas
                                      Title:  Senior Vice President

                                      NATIONAL CITY BANK

                                      By:     /s/ Heather McIntyre (SEAL)
                                      Name:   Heather McIntyre
                                      Title:  Assistant Vice President

                                      HARRIS TRUST AND SAVINGS BANK

                                      By:     /s/ Joann L. Holman (SEAL)
                                      Name:   Joann L. Holman
                                      Title:  Vice President